Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

August 17, 2021

by and between

Basic Energy Services, L.P. and

Agua Libre Midstream LLC,

as Sellers,

Select Energy Services, Inc.,

as Parent,

and

Select Energy Services, LLC,

as Buyer

TABLE OF CONTENTS

i

EXHIBITS, ANNEXES, SCHEDULES AND DISCLOSURE SCHEDULES

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Assignment and Bill of Sale
Exhibit C	Form of Assumption Agreement
Exhibit D	Form of Surface Deed
Exhibit E	Form of Seller Certificate
Exhibit F	Form of Seller FIRPTA Certificate – Basic
Exhibit G	Form of IP Assignment Agreement
Exhibit H	Form of Buyer Certificate
Exhibit I	Form of Bid Procedures Order
Exhibit J	Form of Sale Order

Annexes

Annex A	SWD Wells and Water Wells
Annex B	Surface Tracts
Annex C	Surface Leases
Annex D	Rights of Way
Annex E	Equipment
Annex F	Permits
Annex G	Vehicles and Vehicle Finance Leases
Annex H	Applicable Contracts
Annex I	Intellectual Property

Schedules

Schedule 1.01	Assumed Indebtedness
Schedule 2.02(l)	Excluded Contracts and Other Assets
Schedule 2.02(y)	Excluded Assets
Schedule 5.02(a)	365 Schedule
Schedule 5.02(b)	Desired 365 Contracts
Schedule 7.06(c)	Allocation Methodology

Disclosure Schedules

Disclosure Schedule 3.05(a)	Material Contracts
Disclosure Schedule 3.05(b)	Material Contract Defaults
Disclosure Schedule 3.06	Approvals
Disclosure Schedule 3.07	Environmental Matters
Disclosure Schedule 3.08	Litigation
Disclosure Schedule 3.10	Insurance Coverage
Disclosure Schedule 3.11	Taxes
Disclosure Schedule 3.12(a)	Seller Employees
Disclosure Schedule 3.12(b)	Independent Contractors
Disclosure Schedule 3.14	Existing Letters of Credit
Disclosure Schedule 3.15	Preferential Purchase Rights
Disclosure Schedule 4.04(f)	Parent Subsidiaries
Disclosure Schedule 4.05(a)	Parent Reports
Disclosure Schedule 4.10	Parent Approvals

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of August 17, 2021 (the “Execution Date”), is entered into by and between Select Energy Services, LLC, a Delaware limited liability company (“Buyer”), Select Energy Services, Inc., a Delaware corporation (“Parent”), Basic Energy Services, L.P., a Delaware limited partnership (“Basic”), and Agua Libre Midstream LLC, a Delaware limited liability company (“Agua Libre” and, together with Basic, each a “Seller” and, collectively, “Sellers”). Parent, Buyer and Sellers are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

WITNESETH:

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Assets (as defined below);

WHEREAS, Sellers and certain of their affiliates are contemplating filing voluntary petitions for relief (the “Bankruptcy Cases”) under chapter 11 of the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Sellers, the Assets, and, in connection therewith, the Parties desire for Buyer to assume the Assumed Liabilities;

WHEREAS, in connection with the transactions contemplated hereby, simultaneously with the execution of this Agreement Sellers, Buyer and the Escrow Agent shall enter into the Deposit Escrow Agreement; and

WHEREAS, Sellers’ ability and obligation to consummate the Transactions are subject to, among other things, the entry of the Sale Order.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01      Definitions. The capitalized terms used but not defined herein and defined in Exhibit A shall have the meanings set forth in Exhibit A hereto, which is incorporated herein by reference.

ARTICLE II
PURCHASE AND SALE

Section 2.01      Purchase and Sale of the Assets. Subject to the terms and conditions and for the consideration herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers agree to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Sellers at the Closing (as defined below), all of Sellers’ right, title and interest in and to the assets described below, other than the Excluded Assets (collectively, the “Assets”):

(a)            the salt water disposal wells described on Annex A (the “SWD Wells”) and all fee, leasehold and other surface and subsurface rights attributable to the SWD Wells (the “SWD Land Rights”) and all disposal equipment and facilities located on the lands covered by the SWD Land Rights;

(b)            the additional water wells described on Annex A (the “Water Wells”) and all fee, leasehold and other surface and subsurface rights attributable to the Water Wells (the “Water Land Rights”) and all equipment and facilities located on the lands covered by the Water Land Rights;

(c)            the fee surface tracts described on Annex B (collectively, the “Surface Tracts”);

(d)            all surface leases, licenses, subleases, rental or occupancy agreements, concessions and other agreements (written or oral) to which either Seller is a party and covering real property that is used or held for use primarily in connection with the ownership or operation of the SWD Wells or Water Wells or to the extent which are required for access to the SWD Wells or Water Wells, including those described on Annex C (collectively, together with all amendments and modifications thereto, the “Surface Leases”) and any surface facilities, yards, shops, and offices located on the Surface Leases, together with all fixtures, buildings, structures or other improvements thereon;

(e)            all easements, rights-of-way, leases, servitudes, licenses, privileges, surface use agreements and other surface or subsurface interests or rights (the “Right-of-Way Agreements”) held or owned by Sellers to the extent used or held for use primarily in connection with the ownership or operation of the SWD Wells or Water Wells or to the extent which are required for access to the SWD Wells or Water Wells, including those described on Annex D, together with all rights, hereditaments and appurtenances thereto (collectively, together with all amendments and modifications thereto, the “Rights of Way”);

(f)            (i) all pipelines, transportation equipment, other equipment, storage facilities, machinery, fixtures, furniture, buildings, structures, improvements and other real, personal and mixed property, operational and nonoperational, located on the Properties (except for any such personal property leased from Third Parties), and (ii) all other pipelines, transportation equipment, other equipment, storage facilities, machinery, fixtures, furniture, buildings, structures, improvements and other real, personal and mixed property, operational or nonoperational, located off the Properties, used or held for use primarily in connection with the ownership of the Assets (except for any such personal property leased from Third Parties), which (whether described in the foregoing clauses (i) or (ii)) shall include, but not be limited to, that property described on Annex E;

(g)            to the extent assignable by Sellers to Buyer, all Permits set forth on Annex F (and, for the avoidance of doubt, solely to the extent the applicable Governmental Authority consents to or otherwise approves the assignment or transfer of the applicable Permit);

(h)            all Assigned Contracts (other than those listed on Schedule 2.02(l)) and any and all amendments, ratifications or extensions of the foregoing (collectively, the “Purchased Contracts”);

(i)             to the extent, and only to the extent, in the possession of Sellers and related to the Assets, (i) to the extent assignable by Sellers to Buyer, and subject to the payment by Buyer of any fees required as a condition to the assignment thereof to Buyer, all geophysical, geological, engineering and other technical data, whether written or in electronically reproducible form, and (ii) all books, records, files, reports, and accounting records and copies of Tax records, including: (A) land and title records (including lease files, Third Party brokerage information, run sheets, abstracts of title, surveys, maps, title opinions and title curative documents); (B) Contract files; (C) correspondence; (D) facility files (including construction records); and (E) environmental, regulatory, accounting and copies of Tax records (such materials, excluding the Excluded Records, the “Data”); provided, however, that (1) Buyer’s right with respect to Data pursuant to clause (i) shall be limited to the extent the assignment and disclosure of, or rights granted hereunder with respect to, such Data are not restricted by the terms of any confidentiality, license or similar agreement (provided that Sellers shall use commercially reasonable efforts prior to the Closing to obtain any consent to such assignment and disclosure to the extent such restrictions exist, provided Sellers shall not be required to pay any fees or other amounts to Third Parties in connection with obtaining such consents), (2) rights to receive access to and copies of such Data from Third Parties shall accrue to Buyer only to the same extent as such rights are vested in Sellers, and (3) to the extent that any such Data relates to both Assets and Excluded Assets, Sellers shall be entitled to retain the original copies of such Data that relates primarily to Excluded Assets and shall deliver copies of such Data to Buyer hereunder;

(j)             all of the trucks, trailers, frac tanks, vehicles and other rolling stock used or held for use primarily in connection with the ownership or operation of the Assets, including those described on Part 1 of Annex G (the “Vehicles”) and all finance leases described on Part 2 of Annex G (the “Vehicle Finance Leases”);

(k)            all Acquired Accounts Receivable;

(l)            all rights, claims, causes, causes of action, remedies, defenses, rights of set-off, rights of recoupment, and rights to payment or to enforce payment and credits of any Seller to the extent related directly to the Assets (other than the Excluded Assets) or any Assumed Liability;

(m)            all office equipment, computers, software, and hardware of Sellers used or held for use primarily in connection with the ownership or operation of the Assets or related to the Continuing Employees (the “Office Equipment”);

(n)            (i) the Intellectual Property described on Annex I and (ii) the names “Agua Libre” and “Agua Libre Midstream” and all variations and derivations thereof, in each case, solely to the extent owned by Sellers (collectively, the “Transferred Intellectual Property”); and

(o)            all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors, and Third Parties, and rights accruing under applicable statutes of limitation or prescription to the extent related or attributable to the Assets described in clauses (a) through (n) above on or after the Closing Date.

To the extent the assignment of any Asset to Buyer pursuant to this Agreement requires the consent of or payment of a fee to any Third Party notwithstanding the entry of the Sale Order then such Asset shall not be assigned to Buyer (and shall constitute an Excluded Asset) unless such consent is obtained or Buyer pays any fee required to effect such assignment (provided that Sellers shall not be required to pay any fees or other amounts to Third Parties in connection with obtaining any such consents).

Section 2.02      Excluded Assets. Any assets of Sellers that are not described or otherwise identified as Assets in Section 2.01, together with all of the following assets, shall not constitute Assets and shall not be sold, assigned or conveyed to Buyer pursuant to this Agreement (such assets as described herein below, the “Excluded Assets”):

(a)            all cash and cash equivalents of Sellers;

(b)            all corporate and financial records of Sellers (other than the Data contemplated by Section 2.01(i)) and all Excluded Records;

(c)            all Contracts of insurance or indemnity, subject to Section 10.01;

(d)            all proceeds, income or revenues attributable to the Assets, other than proceeds received on account of the Acquired Accounts Receivable, with respect to any period of time prior to the Closing Date;

(e)            all rights, claims, demands and causes of action of Sellers under this Agreement;

(f)            all rights, claims (including any claim as defined in section 101 of the Bankruptcy Code), causes, causes of action, remedies, defenses, rights of set-off, rights of recoupment, and rights to payment or to enforce payment and credits of any Seller except to the extent related to the Assets with respect to any period of time on or after the Closing Date or any Assumed Liability;

(g)            any refund of costs or expenses borne by Sellers;

(h)            any Tax credits, refunds or abatements or other Tax assets or Tax benefits of Sellers (other than those allocated to Buyer under Section 7.06);

(i)            any prepayments or good faith or other deposits submitted by any Third Party under the terms of the Bid Procedures Order;

(j)            any of Sellers’ rights, claims and causes of action under the Bankruptcy Code and any Avoidance Actions in which Sellers have or will have rights;

(k)            the name “Basic Energy” and all variations and derivations thereof and any Trademarks containing any of the foregoing;

(l)            all Contracts and other assets listed on Schedule 2.02(l);

(m)            any executory contracts or unexpired leases that are not Desired 365 Contracts;

(n)            all Existing Letters of Credit and cash deposits and proceeds of such Existing Letters of Credit;

(o)            all equipment and original copies of Data to the extent primarily related to Excluded Assets or Excluded Liabilities;

(p)            all Permits, except for those Permits contemplated by Section 2.01(f);

(q)            except for the Vehicles, all trucks, trailers, vehicles and other rolling stock;

(r)            except for the Office Equipment, all office equipment, computers, software and hardware;

(s)            except for the Transferred Intellectual Property, all Intellectual Property owned by Sellers;

(t)            all assets excluded pursuant to the express terms of this Agreement, including Section 2.12 or Section 5.02;

(u)            except to the extent related to any Assumed Liabilities, all audit rights arising under any of the Applicable Contracts or otherwise with respect to (i) any period prior to the Closing Date, with respect to the Assets or (ii) any of the Excluded Assets;

(v)            any assets or properties described in Section 2.01 that are not assignable to Buyer pursuant to this Agreement after giving effect to the Sale Order;

(w)            all engagements and similar letters and agreements with Sellers’ legal advisors, it being agreed that Buyer shall have no right to claim, own or waive any attorney-client or similar privilege in favor of Sellers or any of their Affiliates with respect to the ownership or operation of the Assets;

(x)            any property or obligation that has been escheated or been reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws;

(y)            excluding all assets listed on Annex E, all assets described on Schedule 2.02(y) and all other assets of Sellers related primarily to or held for use primarily in connection with the business of Sellers other than the Business; and

(z)            any assets or properties otherwise expressly identified as Excluded Assets under this Agreement.

Section 2.03      Consideration. As consideration for the Assets, Buyer shall pay or deliver to Sellers in accordance with this Agreement, (a) $15,000,000 in cash (the “Cash Consideration”) and (b) the Stock Consideration (together with the Cash Consideration, the “Purchase Price”), and assume all Assumed Liabilities in accordance with this Agreement. The Purchase Price shall be paid as provided in Section 2.05 and shall be subject to adjustment as provided in Section 2.04, Section 2.06, Section 2.12 and Section 5.02. The Purchase Price, as increased or reduced, as applicable, in accordance with this Agreement, is referred to as the “Adjusted Purchase Price”. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Sellers such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax law or pursuant to any other Applicable Law, provided that, to the extent the certificate in Exhibit F is provided by Sellers to Buyer on or before the Closing Date, Buyer shall not deduct or withhold any amounts payable hereunder other than to the extent required as a result of a change in Applicable Law following the date hereof. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Section 2.04      Adjustments to the Purchase Price. Adjustments to the Purchase Price shall be made according to this Section 2.04.

(a)            Upward Adjustments. The Purchase Price shall be adjusted upward by the following, but only to the extent such items relate to the Assets:

(i)            an amount equal to all Property Expenses and all other costs and expenses (including prepaid Property Expenses and other costs and expenses but excluding Taxes) attributable to the Assets paid or borne by Sellers (or applied by a Person against Property Expenses owed to such Person as an offset against amounts due and payable to Sellers), whether paid by (or applied as an offset against amounts due and payable to) Sellers prior to the Closing Date or after the Closing Date but prior to the determination of the Adjusted Purchase Price, to the extent attributable to the period on or after the Closing Date; provided, however, that to the extent that such Property Expenses or other cost or expense would be deemed to be an upward adjustment pursuant to this Section 2.04(a)(i) but such expenses have not been paid by Sellers (or applied by a Person against Property Expenses owed to such Person as an offset against amounts due and payable to Sellers), no upward adjustment to the Purchase Price shall be made but instead the obligation to perform and pay when due with respect to such Property Expense shall be an Assumed Liability; and

(ii)          the amount of Cure Costs, if any, by which the Purchase Price is to be increased pursuant to Section 5.02.

(b)            Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

(i)           an amount equal to the Assumed Indebtedness, if any;

(ii)          an amount equal to all Excess Cure Costs, if any, paid or economically borne by Buyer; and

(iii)         an amount, if any, by which the Purchase Price is to be reduced pursuant to Section 7.09.

(c)            Net Working Capital Adjustment. The Purchase Price shall be adjusted upward (if a positive number) or downward (if a negative number), as applicable, by an amount equal to the Net Working Capital Adjustment.

(d)            Tax Adjustments/Apportionment of Prepaid Expense Items.

(i)            The Parties agree to adjust the Purchase Price, downward or upward, as appropriate, in accordance with the provisions of Section 7.06.

(ii)          For purposes of the Purchase Price, to the extent not otherwise expressly provided for under the definition of “Property Expenses,” Section 2.04(a), Section 2.04(b), Section 2.04(c) Section 2.04(d)(i) and Section 7.06, those other items of expenses and accounts payable in relation to the Assets that are paid or payable on an annual, quarterly, monthly or other regular periodic basis and relate to a period before or after the Closing Date (“Prorated Expense Items”) shall be prorated as of the Closing Date and apportioned, such that Buyer will receive the economic benefit or burden, as applicable, of all such items on and after the Closing Date and Sellers shall receive the economic benefit or burden, as applicable, of all such items for the period prior to the Closing Date. After the Closing Date, (x) if Buyer receives any bills or accounts or any reimbursement for prepaid expenses in relation to Prorated Expense Items that are attributable in whole to the period prior to the Closing Date, then Buyer shall promptly forward the same to Sellers (for payment, in the case of any such bills or accounts), (y) if Sellers receive any bills or accounts or any reimbursement for prepaid expenses in relation to the Prorated Expense Items that are attributable in whole to the period on or after the Closing Date, then Sellers shall promptly forward the same to Buyer (for payment, in the case of any such bills or accounts) and (z) if Buyer or Sellers receive any bills or accounts or any reimbursements for prepaid expenses in relation to the Prorated Expense Items that are attributable in part to the period prior to the Closing Date, and in part to the period on and after the Closing Date, the amount thereof shall be apportioned between Sellers, on the one hand, and Buyer, on the other hand, respectively, as of the Closing Date, based on the number of days in such period falling prior to the Closing Date, on the one hand, and on and after the Closing Date, on the other hand. In the case of bills, accounts or reimbursements referred to in clause (z), the party receiving the same shall be required to pay only such portion of such bill or account for which it is responsible in accordance with this Section 2.04(d)(ii).

(e)            Closing Statement.

(i)            Sellers shall prepare and deliver to Buyer, not less than five (5) Business Days before the Closing Date, a statement (the “Closing Statement”) setting forth Sellers’ good faith calculation of the estimated Net Working Capital Adjustment, including a list of Accounts Receivable, and the adjustments to the Purchase Price provided in this Section 2.04, using estimates where actual amounts are not known at such time, and Sellers’ good faith calculation of the estimated Adjusted Purchase Price; such estimated Adjusted Purchase Price (as such may be modified pursuant to any changes proposed by Buyer and accepted by Sellers) shall be referred to as the “Closing Date Adjusted Purchase Price.” The Closing Statement shall be prepared in accordance with this Agreement, including Section 2.08. At least two (2)  Business Days prior to the Closing Date, Buyer shall designate to Sellers in writing the Accounts Receivable of Sellers that Buyer desires to be transferred and conveyed from Sellers to Buyer at Closing (the “Acquired Accounts Receivable”); provided that, Buyer shall designate as Acquired Accounts Receivable an aggregate amount of Accounts Receivable of Sellers at least equal to the lesser of (y) an amount sufficient to prevent any downward adjustment to the Purchase Price pursuant to Section 2.04(c) and (z) the amount of Accounts Receivable set forth on the Closing Statement after deducting the Allowance for Doubtful Accounts. If Buyer has any questions or disagreements regarding the Closing Statement (including Sellers’ estimate of the Acquired Accounts Receivable), then, upon written request by Buyer, Sellers and Buyer shall in good faith attempt to resolve any disagreements, and Sellers shall afford Buyer the opportunity to examine the Closing Statement and such supporting schedules, analyses and workpapers on which the Closing Statement is based or from which the Closing Statement is derived as are reasonably requested by Buyer. If (A) Buyer and Sellers agree on changes to the Closing Statement based on such discussions, then the Closing Date Adjusted Purchase Price shall be paid at Closing based on such changes; or (B) Buyer and Sellers do not agree on changes to the Closing Statement, then the Closing Date Adjusted Purchase Price shall be paid at the Closing based on the amounts set forth in the Closing Statement; provided, however, that if the amount of the Acquired Accounts Receivable is different than Sellers’ estimate thereof, the Closing Statement shall be amended to include Buyer’s good faith determination of Acquired Accounts Receivable, the calculation of Net Working Capital as a result shall be recalculated using the Acquired Accounts Receivable instead of Sellers’ estimate thereof and the Closing Date Adjusted Purchase Price shall be paid at the Closing based on the amounts set forth in such amended Closing Statement; provided, further, that in either of clauses (A) or (B), appropriate adjustments to the Purchase Price shall be made after the Closing pursuant to Section 2.06.

(ii)            Sellers will include in the Closing Statement Sellers’ good faith calculation of the prorations provided for in Section 2.04(d). If final bills or accounts in relation to any Prorated Expense Items referred to in Section 2.04(d)(ii) are not available or have not been issued prior to that date, Sellers shall estimate the amount of each such item in good faith and in accordance with customary industry practices, and such estimate shall be reflected in the Closing Statement. The amount payable by Buyer at the Closing will be increased or decreased to reflect the net amount owing between the Parties as shown on the Closing Statement, using such estimates where necessary. Final adjustment between the Parties as to any item used in the preparation of the Closing Statement in accordance with this Section 2.04 shall be made in accordance with Section 2.06 and Section 7.06.

Section 2.05      Closing. The closing of the purchase and sale of the Assets, the assumption by Buyer of the Assumed Liabilities and the other transactions contemplated herein (the “Closing”) shall take place at the offices Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, as soon as possible, but in no event later than two (2) Business Days, after satisfaction or waiver by the requisite Parties of the conditions to Closing set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the time of Closing, but subject to the satisfaction or waiver by the requisite Parties of those conditions), or at such other time or place as Buyer and Sellers may agree in writing. At and as of the Closing:

(a)            Pursuant to section 363 of the Bankruptcy Code, effective as of the Closing, Sellers shall sell, assign and convey all Assets (other than Excluded Assets) to Buyer;

(b)            Buyer shall assume all Assumed Liabilities. All Liabilities of Sellers other than the Assumed Liabilities (the “Excluded Liabilities”) shall be retained by Sellers;

(c)            Sellers shall deliver to Buyer the following instruments, each dated as of the Closing Date, properly executed by an authorized officer or representative of the applicable Seller(s) and, where appropriate, acknowledged:

(i)            an Assignment and Bill of Sale Without Warranty in the form of Exhibit B (the “Assignment and Bill of Sale”);

(ii)          with respect to each SWD Well and Water Well, all forms required by applicable Governmental Authorities to substitute Buyer as owner and operator of such SWD Well or Water Well (as applicable), including all applicable designations of operator forms (collectively, the “Operator Forms”);

(iii)         an Assumption Agreement between Sellers and Buyer in the form of Exhibit C (the “Assumption Agreement”);

(iv)         a Deed Without Warranty pertaining to each Surface Tract in the form of Exhibit D (collectively, the “Surface Deeds”), or such other jurisdictionally equivalent form as may be applicable outside of the State of Texas;

(v)          a certificate in the form of Exhibit E;

(vi)            a certificate in the form of Exhibit F;

(vii)           executed documentation necessary to transfer title of the Vehicles from each applicable Seller to Buyer; and

(viii)          an Intellectual Property Assignment in the form of Exhibit G, transferring all of Sellers’ right, title and interest in and to the Transferred Intellectual Property (the “IP Assignment Agreement”).

(d)            Buyer shall deliver to Sellers executed counterparts of the following instruments each dated the Closing Date, properly executed by an authorized officer or representative of Parent and/or Buyer, as applicable, and, where appropriate, acknowledged:

(i)              a certificate in the form of Exhibit H;

(ii)             the Assignment and Bill of Sale;

(iii)            the Assumption Agreement;

(iv)            the Operator Forms; and

(v)             the IP Assignment Agreement.

(e)            Buyer shall deliver an amount equal to the Closing Date Cash Consideration, by wire transfer of immediately available funds, to one or more accounts designated by Sellers; and

(f)            Parent shall issue to Basic the Stock Consideration by means of book-entry transfer of the Stock Consideration registered in the name of Basic and shall provide evidence to Sellers of such issuance instructions to the Transfer Agent promptly after delivery thereof.

Section 2.06	Final Settlement Statement.

(a)            As soon as practical and, in any event, no later than ninety (90) calendar days after the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth Sellers’ calculation of the Net Working Capital Adjustment and the adjustments to the Purchase Price in accordance with Section 2.04). The Final Settlement Statement shall be prepared in accordance with this Agreement and on a basis consistent with the preparation of the Closing Statement as described in Section 2.04(e), and shall set forth Sellers’ calculation of the Adjusted Purchase Price.

(b)            Following the delivery of the Final Settlement Statement, Sellers shall afford Buyer the opportunity to examine the Final Settlement Statement and Sellers’ calculation of the Adjusted Purchase Price, and such supporting schedules and analyses as are reasonably necessary and appropriate in connection with such review. Sellers shall cooperate with Buyer in such examination, including responding to questions asked by Buyer, and Sellers shall make available to Buyer any records under Sellers’ control that are requested by Buyer in connection with such review.

(c)            If, within thirty (30) calendar days following delivery of the Final Settlement Statement to Buyer, Buyer has not delivered to Sellers written notice (the “Objection Notice”) of Buyer’s objections to the Final Settlement Statement or Sellers’ calculation of the Adjusted Purchase Price (which Objection Notice in order to be valid must contain a statement describing in reasonable detail the items objected to, the basis of such objections and Buyer’s calculation of the amount(s) for the items objected to that Buyer asserts should be used for purposes of the Final Settlement Statement), then the Adjusted Purchase Price as set forth in such Final Settlement Statement shall be deemed final and conclusive. In addition, any of Sellers’ calculations of the Adjusted Purchase Price as set forth in the Final Settlement Statement which are not objected to in the Objection Notice shall be deemed final and conclusive.

(d)            If Buyer delivers the Objection Notice satisfying Section 2.06(c) above, within such thirty (30)-day period, then Sellers and Buyer shall endeavor in good faith to resolve the objections of Buyer set forth in the Objection Notice for a period not to exceed fifteen (15) calendar days from the date of delivery of the Objection Notice. If at the end of such fifteen (15)-day period there are any objections that remain in dispute, then either Buyer or Sellers may require by written notice to the other that the remaining objections in dispute be submitted for resolution to the Dallas, Texas office of BDO USA LLP or to such other independent accounting firm as may be selected jointly by Buyer and Sellers within the ten (10) calendar days following a written request by Buyer or Sellers (BDO USA LLP or such jointly selected accounting firm, the “Referee”). The Referee’s engagement shall be limited to the resolution of disputed amounts set forth in the Final Settlement Statement that have been identified by Buyer in the Objection Notice, which resolution shall be in accordance with this Agreement and no other matter relating to the Final Settlement Statement shall be subject to determination by the Referee except to the extent affected by resolution of the disputed amounts. In connection with the engagement of the Referee, each of Buyer and Sellers shall execute any engagement, indemnity and other agreement as the Referee shall require as a condition to such engagement. If BDO USA LLP is unable or unwilling to serve as the Referee and Buyer and Sellers are unable to agree upon the designation of a Person as substitute arbitrator, then Buyer or Sellers, or either of them, may in writing request the Bankruptcy Court to appoint the substitute referee; provided that such Person so appointed shall be a national or regional accounting firm with no prior material relationships with Buyer or Sellers or their respective Affiliates and shall have experience in auditing companies engaged in oil and gas wellsite service activities.

(e)            The Referee shall determine such items of the calculation of the Adjusted Purchase Price as are disputed within thirty (30) calendar days after the objections that remain in dispute are submitted to it.

(f)            If any disputed items are submitted to the Referee for resolution, (i) each of Buyer and Sellers shall furnish to the Referee such workpapers and other documents and information relating to such disputed items as the Referee may request and are available to that Party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Referee any materials relating to the determination of the matters in dispute and to discuss such determination with the Referee prior to any written notice of determination hereunder being delivered by the Referee; (ii) the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Party or less than the smallest value for such objection claimed by either Party; (iii) the determination by the Referee of items of the calculation of the Adjusted Purchase Price, as applicable, as set forth in a written notice delivered to Sellers and Buyer by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the Parties and shall constitute an arbitral award that is final, binding and unappealable (absent manifest error or fraud) and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) the fees and expenses of the Referee (the “Audit Fees”) shall be paid by and apportioned between Buyer and Sellers based on the aggregate dollar amount in dispute and the relative recovery as determined by the Referee or Sellers and Buyer, respectively (such that, by way of example, if the amount in dispute is $100 and it is resolved $70 in favor of Buyer and $30 in favor of Sellers, then Sellers would bear 70% of the Audit Fees and Buyer would bear 30% of the Audit Fees).

Section 2.07	Post-Closing Payments.

(a)            If the Closing Date Adjusted Purchase Price is greater than the Adjusted Purchase Price determined in accordance with Section 2.06 (the amount by which the Closing Date Adjusted Purchase Price exceeds the Adjusted Purchase Price herein referred to as the “Closing Amount Excess”), then Sellers and Buyer shall jointly instruct the Escrow Agent to pay to Buyer out of the Escrow Funds an amount equal to the Closing Amount Excess (or, if the Closing Amount Excess is greater than the amount of cash in the Escrow Funds (such excess, the “Escrow Cash Shortfall”), then the full amount of cash in the Escrow Funds). If there is an Escrow Cash Shortfall, then, in addition to the cash distribution of the full amount of cash in the Escrow Funds as provided above, Sellers shall deliver to Buyer, within five (5) Business Days after written notice of an Escrow Cash Shortfall to Sellers, an amount in cash equal to the Escrow Cash Shortfall by cashier’s or certified check, or wire transfer of immediately available funds to the account designated by Buyer.

(b)            If the Adjusted Purchase Price determined in accordance with Section 2.06 is greater than the Closing Date Adjusted Purchase Price (the amount by which the Adjusted Purchase Price exceeds the Closing Date Adjusted Purchase Price herein referred to as the “Closing Amount Shortfall”), then Buyer shall deliver to Sellers, within five (5) Business Days after the Adjusted Purchase Price is finally determined in accordance with Section 2.06, an amount in cash equal to the Closing Amount Shortfall by cashier’s or certified check, or wire transfer of immediately available funds to the account designated by Sellers.

(c)            Sellers shall pay to Buyer, and Buyer shall pay to Sellers, as applicable, any post-Closing payments as may be required herein, including pursuant to Section 2.10, Section 2.11 or Section 7.06.

Section 2.08      No Duplicative Effect; Methodologies. The provisions of Section 2.04, Section 2.06, this Section 2.08 and of any other Transaction Document shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) the Adjusted Purchase Price, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. “Incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP standards, as applied by Sellers consistent with past practice, subject to the other provisions in this Section 2.08; provided if not determinable pursuant to the foregoing, the date an item or work is ordered is not the date of a transaction or incurrence for settlement purposes in the Closing Statement or Final Settlement Statement and otherwise under this Agreement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date, regardless of when the applicable invoice was sent. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation, methodology, procedure or principle set forth in the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation, methodology, procedure or principle set forth in this Agreement, as applicable, shall control to the extent that the matter is specifically provided for in this Agreement and (ii) the determination, calculation, methodology, procedure or principle prescribed by GAAP, as applied by Sellers consistent with past practice, shall control to the extent the matter is not so addressed in this Agreement, as applicable, or requires reclassification as an asset or liability to be included in a line item or specific adjustment.

Section 2.09	Purchase Price Deposit.

(a)            Escrow Deposit. Not later than one (1) Business Day after the Execution Date, Buyer shall deposit into the Escrow Account, by wire transfer of immediately available funds, an amount equal to $2,000,000 (such amount, together with any interest earned thereon, the “Escrow Funds”).

(b)            Distribution of Escrow Funds. The Escrow Funds shall be distributed as follows:

(i)            if this Agreement is terminated prior to Closing for any reason, the Escrow Funds shall be delivered in accordance with Section 9.02; or

(ii)            if the Closing shall occur, upon final determination of the Adjusted Purchase Price pursuant to Section 2.06:

(A)            if Buyer is entitled to a distribution of all or a portion of the Escrow Funds pursuant to Section 2.07(a), then Sellers and Buyer shall promptly and jointly instruct the Escrow Agent to deliver (1) to Buyer out of the Escrow Funds an amount in cash equal to the Closing Amount Excess (or, if there is an Escrow Cash Shortfall, the full amount of cash in the Escrow Funds) and (2) to Sellers any cash remaining in the Escrow Funds after the payment in clause (1) of this Section 2.09(b)(ii)(A) has been made; or

(B)            if Buyer is not entitled to a distribution of any portion of the Escrow Funds pursuant to Section 2.07(a), then Sellers and Buyer shall promptly and jointly instruct the Escrow Agent to deliver to Sellers all of the cash remaining in the Escrow Funds upon such distribution.

Section 2.10      Division of Revenues. To the extent Sellers receive proceeds attributable to the Assets and related to periods on or after the Closing Date, Sellers shall deliver such proceeds received after Closing (net of (A) expenses (other than Property Expenses) incurred by Sellers in earning or receiving such proceeds and any fees payable or incurred in connection therewith not reimbursed to Sellers by a Third Party and (B) applicable Non-Income Taxes in respect of such proceeds paid or borne by Sellers and not reimbursed to Sellers by a Third Party) to Buyer promptly upon Sellers’ receipt thereof. To the extent Buyer receives proceeds attributable to the Assets and related to periods prior to the Closing Date (other than proceeds received on account of the Acquired Accounts Receivable), Buyer shall deliver such proceeds (net of (A) expenses incurred by Buyer in earning or receiving such proceeds and any fees payable or incurred in connection therewith not reimbursed to Buyer by a Third Party and (B) applicable Non-Income Taxes in respect of such proceeds paid or borne by Buyer and not reimbursed to Buyer by a Third Party) to Sellers promptly upon Buyer’s receipt thereof.

Section 2.11      Division of Expenses. For purposes of determining the amount of the adjustments to the Purchase Price provided for in Section 2.04, the principles set forth in this Section 2.11 shall apply except as expressly provided otherwise in this Agreement. As between Buyer and Sellers, (i) all Property Expenses attributable to periods prior to the Closing Date, other than Assumed Liabilities, shall be borne by Sellers and (ii) (A) all Property Expenses attributable to periods from and after the Closing Date and (B) all other Property Expenses assumed by Buyer as Assumed Liabilities shall be borne by Buyer.

Section 2.12      Consents to Assign. Sellers shall, within five (5) days after the entry of the Bid Procedures Order (to the extent not sent prior to such date), send to the holder of each Applicable Schedule 3.06 Consent with respect to any Purchased Contract that is not a 365 Contract (for which notices regarding 365 Contracts are addressed in Section 5.02) a notice in compliance with the contractual provisions applicable to such Applicable Schedule 3.06 Consent seeking such holder’s consent to the transactions contemplated hereby or such other notice (which may be included in the sale notice related to the Sale Order) as necessary to permit the assignment of such Purchased Contract to Buyer pursuant to this Agreement upon entry of the Sale Order (a “Consent Notice”). With respect to each Consent relating to a Contract for which the counterparty’s consent to assignment would be required for such Contract to be assumed and assigned to Buyer, after giving effect to sections 365(c)(1) and 365(f)(1) of the Bankruptcy Code, but which Consent is not set forth on Disclosure Schedule 3.06 and is discovered by Sellers (including, if applicable, any such Consent that is identified by Buyer) prior to Closing, all such Consents shall thereafter be Applicable Schedule 3.06 Consents and Sellers shall send to the holder of each such Consent a Consent Notice.

(a)            If Sellers fail to obtain an Applicable Schedule 3.06 Consent prior to Closing and (A) with respect to any Purchased Contract that is not a 365 Contract, (1) the failure to obtain such Applicable Schedule 3.06 Consent would cause the assignment of the Purchased Contract affected thereby to Buyer to be void or voidable, or (2) the failure to obtain such Applicable Schedule 3.06 Consent would result in the termination of such Purchased Contract under the express terms thereof upon the purported assignment of such Purchased Contract to Buyer pursuant to this Agreement or (B) with respect to any Purchased Contract, a party holding such Applicable Schedule 3.06 Consent right has objected to the assignment of the affected Purchased Contract in accordance with the terms of the relevant Applicable Schedule 3.06 Consent right or based on any anti-assignment or consent to assign provision contained in such Purchased Contract (each Consent as to which clause (A) or (B) is applicable, a “Required Consent”), then, unless the Bankruptcy Court has entered an order approving (or in the case of clause (B), such objection is resolved to permit) the sale and assignment of the affected Purchased Contract to Buyer pursuant to this Agreement without obtaining such Required Consent, the Purchased Contract affected by such un-obtained Required Consent shall be excluded from the Assets to be assigned to Buyer at Closing (and shall be considered Excluded Assets hereunder). In the event that any such Required Consent with respect to any such excluded Purchased Contract is obtained during the Post-Closing Consent Period (or if during the Post-Closing Consent Period the Bankruptcy Court enters an order providing that (x) such Required Consent is not required to consummate the sale and assignment of the affected Purchased Contract to Buyer pursuant to this Agreement without obtaining such Required Consent or (y) the affected Purchased Contract may be sold and assigned to Buyer pursuant to this Agreement free and clear of such Required Consent), then, (1) Sellers shall so notify Buyer and (2) on the tenth (10th) Business Day after the date such Consent is obtained and Sellers shall assign the Purchased Contract that was so excluded as a result of such previously un-obtained Consent to Buyer pursuant to an instrument in substantially the same form as the Assignment and Bill of Sale (and such Purchased Contract shall no longer be considered Excluded Assets hereunder) and Buyer shall assume all Assumed Liabilities with respect thereto. Notwithstanding anything to the contrary in this Agreement, without limiting any of the rights of Buyer hereunder, from and after the Closing, Buyer and Sellers shall reasonably cooperate in a reasonable arrangement to provide Buyer with all of the benefits of, or under, each Purchased Contract excluded pursuant to this Section 2.12(a), including enforcement (at Buyer’s cost) for the benefit of Buyer, if applicable, of any and all rights of Sellers against any party with respect to such Purchased Contract arising out of the breach or cancellation with respect to such Purchased Contract by such party; provided, further, that to the extent that any such arrangement has been made to provide Buyer with the benefits of, under or with respect to, an excluded Purchased Contract, from and after the Closing, Buyer shall be responsible for, and shall promptly pay and perform all payment and other obligations under such Purchased Contract for the period during which Buyer is receiving the benefits under the applicable Purchased Contract to the same extent as if such Purchased Contract had been assigned or transferred at the Closing.

(b)            If Sellers fail to obtain a Consent prior to Closing and such Consent is not a Required Consent (or if prior to Closing the Bankruptcy Court enters an order providing that (x) such Required Consent is not required to consummate the sale of the affected Purchased Contract to Buyer pursuant to this Agreement without obtaining such Required Consent or (y) the affected Purchased Contract may be sold and assigned to Buyer pursuant to this Agreement free and clear of such Required Consent), then the Purchased Contract subject to such un-obtained Consent shall nevertheless be assigned by Sellers to Buyer at Closing as part of the Assets and Buyer shall be deemed to have assumed any and all Liabilities for the failure to obtain any such Consent as part of the Assumed Liabilities hereunder and Buyer shall have no claim against the Seller Indemnified Parties from any Liability for, the failure to obtain such Consent.

(c)            Prior to Closing and until the earlier to occur of (x) the confirmation of the Plan and (y) the ninetieth (90th) day after Closing (the period from Closing until the earlier of clause (x) or (y), the “Post-Closing Consent Period”), with respect to any un-obtained Required Consents with respect to which the Bankruptcy Court shall not have entered an order providing that (A) such Required Consent is not required to consummate the sale and assignment of the affected Purchased Contract to Buyer pursuant to this Agreement without obtaining such Required Consent or (B) the affected Purchased Contract may be sold and assigned to Buyer pursuant to this Agreement free and clear of such Required Consent, Sellers shall use their commercially reasonable efforts to obtain all Consents; provided, however, that Sellers shall not be required to incur any Liability, pay any money or provide any other consideration in order to obtain any such Consent. Buyer shall use its commercially reasonable efforts (without any obligation to incur any Liability, pay money or provide any other consideration) to assist and cooperate with Sellers in furtherance of Sellers’ efforts pursuant to this Section 2.12(c).

Section 2.13      Consents for Purchased Contracts. For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), Sellers shall be deemed to have obtained all required Consents in respect of the assumption and assignment of any Purchased Contract if, and to the extent that, (a) Sellers have properly served under the Bankruptcy Code notice of assumption and assignment on the counterparty to such Purchased Contract, (b) any objections to assumption and assignment of such Purchased Contracts filed by such counterparty have been withdrawn or overruled (including pursuant to the Sale Order or other order of the Bankruptcy Court), and (c) pursuant to the Sale Order, Sellers are authorized to assume and/or assign such Purchased Contracts to Buyer pursuant to section 365 of the Bankruptcy Code or otherwise.

Section 2.14	Assets Sold “As Is, Where Is”.

(a)            BUYER ACKNOWLEDGES AND AGREES THAT THE ASSETS SOLD PURSUANT TO THIS AGREEMENT ARE SOLD, CONVEYED, TRANSFERRED AND ASSIGNED ON AN “AS IS, WHERE IS” BASIS “WITH ALL FAULTS” AND WITHOUT WARRANTY OF TITLE AND THAT, EXCEPT AS SET FORTH IN ARTICLE III OF THIS AGREEMENT (THE “SELLER REPRESENTATIONS”), SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, TERMS, CONDITIONS, UNDERSTANDINGS OR COLLATERAL AGREEMENTS OF ANY NATURE OR KIND, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, CONCERNING THE ASSETS OR THE CONDITION, DESCRIPTION, QUALITY, USEFULNESS, QUANTITY OR ANY OTHER THING AFFECTING OR RELATING TO THE ASSETS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH WARRANTIES ARE ALSO HEREBY EXPRESSLY DISCLAIMED. BUYER FURTHER ACKNOWLEDGES THAT SELLERS HAVE MADE NO AGREEMENT OR PROMISE TO REPAIR OR IMPROVE ANY OF THE ASSETS BEING SOLD TO BUYER, AND THAT BUYER TAKES ALL SUCH ASSETS IN THE CONDITION EXISTING ON THE CLOSING DATE “AS IS, WHERE IS” AND “WITH ALL FAULTS” AND WITHOUT WARRANTY OF TITLE.

(b)            EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THE SELLER REPRESENTATIONS AND WITHOUT LIMITING THE GENERALITY OF SECTION 2.14(a), SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (iii) THE CONDITION, QUALITY, SUITABILITY OR MARKETABILITY OF THE ASSETS, (iv) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND FAULTING, (v) THE AVAILABILITY OF ANY UTILITIES TO ANY PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC AND INCLUDING THE UTILITY AVAILABILITY CAPACITIES ALLOCATED TO ANY PROPERTY BY THE RELEVANT GOVERNMENTAL OR REGULATORY AUTHORITY, (vi) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLERS OR THIRD PARTIES WITH RESPECT TO THE ASSETS, AND (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY AFFILIATE OF BUYER, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY OR ON BEHALF OF SELLERS IS PROVIDED TO BUYER AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

Section 2.15      Presence of Wastes, NORM, Hazardous Substances and Asbestos. BUYER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR GATHERING, TRANSPORTING, TREATING, DISPOSING AND/OR OTHER SERVICES RELATED TO THE HANDLING OF PRODUCED WATER AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE ASSETS OR ASSOCIATED WITH THE ASSETS. ADDITIONALLY, THE ASSETS MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE ASSETS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE ASSET. Buyer assumes all liability for the assessment, remediation, removal, transportation and disposal of these materials and associated activities with respect to the Assets actually acquired by Buyer at Closing hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Parent and Buyer as follows, except as set forth in the Disclosure Schedule (and subject to Section 11.13):

Section 3.01      Organization. Each Seller is an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Laws of the jurisdiction of its organization. Each Seller is duly qualified or licensed to do business and is in good standing (if applicable) in each jurisdiction where the nature of its business or properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

Section 3.02      Authority and Authorization. Each Seller has full power and authority to carry on its business as presently conducted and to enter into this Agreement and the other Transaction Documents to which such Seller is or will be a party and, subject to the entry of the Bid Procedures Order and the entry of the Sale Order, to perform its obligations under this Agreement and the other Transaction Documents to which such Seller is or will be a party. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party, and the performance by each Seller of its obligations under this Agreement and the other Transaction Documents to which such Seller is or will be a party and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of such Seller and, in respect of Basic, on the part of the general partner of Basic.

Section 3.03      Enforceability. This Agreement has been duly executed and delivered on behalf of each Seller and (assuming due authorization, execution and delivery thereof by Parent and Buyer, as applicable), subject to requisite Bankruptcy Court approval, will constitute the legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar Applicable Laws affecting the rights of creditors generally or equitable principles (collectively, “Equitable Limitations”). At the Closing, all other Transaction Documents required hereunder to be executed and delivered by each Seller shall be duly executed and delivered and (assuming due authorization, execution and delivery thereof by the other parties thereto) shall constitute legal, valid and binding obligations of such Seller enforceable against it in accordance with their terms, except as enforceability may be limited by Equitable Limitations, subject to the entry of the Sale Order and provided no stay exists with respect to the Sale Order.

Section 3.04      Conflicts. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party does not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is or will be a party shall not, (a) violate or be in conflict with, or require the consent (other than consents that have been obtained) of any Person or entity under, any provision of such Seller’s Organizational Documents, (b) subject to the entry of the Bid Procedures Order and the Sale Order and obtaining the consents described on Disclosure Schedule 3.06, conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which such Seller is a party, (c) subject to the entry of the Bid Procedures Order and the Sale Order, violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to any Seller or (d) result in the creation of any Lien on any of the Assets, other than Liens that may arise or be deemed to arise with respect to such Assets as a result of the transactions contemplated by this Agreement.

Section 3.05	Material Contracts.

(a)            Disclosure Schedule 3.05(a) sets forth a list, as of the Execution Date, of all Applicable Contracts of the type described below and any and all amendments, extensions, or other modifications thereof (each such Contract listed on Disclosure Schedule 3.05(a), other than any such Contract that is an Excluded Asset or an Excluded Liability a “Material Contract”):

(i)            any Applicable Contract that that could reasonably be expected to result in aggregate payments by or to a Seller in excess of $100,000 in the current or any future calendar year;

(ii)           any Applicable Contract that constitutes a lease under which a Seller is the lessor or the lessee of real or personal property that (A) cannot be unilaterally terminated by the lessee thereunder without penalty upon ninety (90) days’ or less notice and (B) involves an annual base rental of more than $25,000;

(iii)          any Applicable Contract (other than a lease, easement or right-of-way) that constitutes an interest in real property that is material to the Business;

(iv)          any Contract with any Affiliate of Sellers that will be binding on Buyer after the Closing;

(v)           any Contract to sell, lease or otherwise dispose of any Sellers’ interests in any of the Assets;

(vi)          any tax partnership or joint venture Contract;

(vii)         any Contract for drilling or well workover services or other well services agreement with respect to the SWD Wells or Water Wells;

(viii)        any Contract containing any preferential purchase rights, rights of purchase, rights of first offer, right of first refusal or other similar rights affecting the Assets; or

(ix)            any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of financial obligation, bond, letter of credit or similar financial Contract the obligations under which are secured by a Lien on any Asset created by, through or under Sellers;

(x)            any Applicable Contract that is material to the Business as currently conducted by Sellers and contains a “most favored nations” or similar provision that will be binding on Buyer or the Assets after the Closing; or

(xi)            any Contract that will be binding on the Buyer or the Assets after the Closing and materially restrict the ability of Buyer after the Closing to own and operate the Assets or conduct the Business in any geographic region or conduct any other business currently conducted by Buyer or its Affiliates.

(b)            Except as set forth on Disclosure Schedule 3.05(b), subject to entry of the Sale Order and payment of all Cure Costs, as of the Execution Date, all of the Material Contracts are, to Sellers’ Knowledge, in full force and effect and no Seller nor, to Sellers’ Knowledge, any other party to any such Material Contract is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder except to the extent that such breaches or defaults do not constitute a Seller Material Adverse Effect.

Section 3.06      Approvals. Disclosure Schedule 3.06 contains a complete and accurate list or description of all approvals, consents, filings and notifications required to be obtained, made or given by Sellers, after giving effect to the entry of the Bid Procedures Order and the Sale Order, for the consummation of the Transactions (each, a “Consent”), other than (a) for Preferential Purchase Rights to the extent disclosed on Disclosure Schedule 3.15, (b) under Contracts that are terminable without cost upon not greater than ninety (90) days’ notice, (c) any approvals, consents, filings and notifications of or with any Governmental Authority of the type customarily obtained, made or given after Closing and (d) approvals as to which the failure to obtain, make or give would not result in a Seller Material Adverse Effect.

Section 3.07	Environmental Matters.

(a)            Except as set forth on Disclosure Schedule 3.07, the Assets are not subject to any order, decree or judgments issued against Sellers by an environmental Governmental Authority, in each case, in existence as of the Execution Date and based on any Environmental Laws that presently require any remedial or other corrective action or operating restrictions.

(b)            Except as set forth on Disclosure Schedule 3.07, the Assets are in compliance with all Environmental Laws in all material respects, and such compliance includes obtaining, maintaining, renewing, and complying in all material respects with the terms and conditions of all material Environmental Permits necessary for the operation of the Assets as presently conducted, and no such Environmental Permits are currently subject to any adverse modification, to Seller’s Knowledge or challenge from any Person. Except as set forth on Disclosure Schedule 3.07, no Seller has received any written notice from any Governmental Authority alleging any material violation of or material liability under Environmental Laws with respect to the Assets that remains unresolved as of the Execution Date, and there are no Proceedings (including any Environmental Claims) pending, or to Seller’s Knowledge, threatened, alleging or relating to any alleged violation of or liability under Environmental Laws with respect to the Assets.

(c)            Except as set forth on Disclosure Schedule 3.07, as of the Execution Date, (1) there has been no Release of Hazardous Substances at, to or from the Assets that has not been resolved to the satisfaction of the applicable Governmental Authority, and (2) to Seller’s Knowledge no Hazardous Substances are present, or have been used, handled, managed, stored, generated, transported, processed, treated, disposed of, on, in, from, under or in connection with the Assets that, in each case, would reasonably be expected to result in a material Liability for which Buyer would be responsible based on the Assets acquired pursuant to this Agreement.

(d)            True, complete, and correct copies of all material, non-privileged reports, studies, audits, inspections or other documents addressing environmental conditions, health or safety at the Assets that would reasonably be expected to result in an Environmental Claim that are in Sellers’ possession have been made available for Buyer’s review.

This Section 3.07 shall constitute Sellers’ sole representation and warranty as to Environmental Claims, compliance with Environmental Laws or environmental conditions of or affecting the Assets.

Section 3.08      Litigation. Except as set forth in Disclosure Schedule 3.08, as of the Execution Date, there is no Proceeding pending against any Seller or, to Sellers Knowledge, which have been threatened against any Seller that (a) if determined or resolved adversely in accordance with the plaintiff’s demands would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or otherwise materially adversely affect Buyer’s ownership and operations of the Assets following the Closing, (b) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions or (c) affects the execution, delivery or performance by any Seller of this Agreement or any other Transaction Document to which any Seller is or will be a party.

Section 3.09      Intellectual Property. The consummation of the Transactions shall not adversely affect, diminish, or terminate any Intellectual Property rights included in the Transferred Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. To Sellers’ Knowledge, all items of Transferred Intellectual Property are fully transferable and assignable by Sellers without restriction and without payment of any kind to any person. To Sellers’ Knowledge, no current or former partner, director, officer, or employee of Sellers or any of their Affiliates will, after giving effect to the Transactions, own or retain any ownership rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Transferred Intellectual Property. To Sellers’ Knowledge, there are no pending suits, actions, claims, proceedings or investigations alleging that Sellers are infringing, misappropriating, diluting or otherwise violating any Intellectual Property of a third party in respect of the Transferred Intellectual Property or that seek to limit or challenge the validity, enforceability, ownership or use of the Transferred Intellectual Property. Sellers have not received any written claim or “cease and desist” letter from any third party in respect of the Transferred Intellectual Property. To Sellers’ Knowledge, the operation of the Business by Sellers as currently conducted has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party. To Sellers’ Knowledge, no third party is engaging in any activity or business that infringes upon, dilutes, or otherwise violates the Transferred Intellectual Property.

Section 3.10      Insurance Coverage. Disclosure Schedule 3.10 sets forth a list of all material insurance policies and fidelity bonds of Sellers in effect as of the Execution Date relating to the Assets.

Section 3.11      Taxes. Except as set forth on Disclosure Schedule 3.11:

(a)            (i) all Tax Returns with respect to any material amount of Non-Income Taxes have, to the extent required by Applicable Law to be filed (taking into account extensions of time within which to file), been filed when due in accordance with all Applicable Law, (ii) such Tax Returns are true and complete in all material respects; and (iii) each Seller has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Non-Income Taxes with respect to the Assets, in each case, that are or have become due and payable;

(b)            there is no claim, audit, action, suit, proceeding or investigation pending against or with respect to any Seller in respect of any material amount of Non-Income Taxes, and no Seller has in force any waiver of any statute of limitations in respect of Non-Income Taxes or any extension of time with respect to a Non-Income Tax assessment or deficiency;

(c)            there are no Liens on any of the Assets (other than Liens for current period Taxes not yet due and payable) currently existing, pending or, to Sellers’ Knowledge, threatened with respect to any Assets related to any unpaid Taxes;

(d)            the Assets do not consist of property or obligations, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws; and

(e)            no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

This Section 3.11 shall constitute Sellers’ sole representations and warranties as to Tax matters.

Section 3.12	Employment Matters.

(a)            Disclosure Schedule 3.12(a) sets forth a complete and accurate list that sets forth each employee of Sellers and their Affiliates who primarily provide services related to the Assets (each a “Seller Employee”). As of the date hereof, Sellers have made available to Buyer complete and accurate information (the “Compensation Schedule”) concerning the following for each Seller Employee: (1) employing entity; (2) job title and location of employment; (3) base salary or hourly rate of pay; (4) status as exempt or non-exempt under the Fair Labor Standards Act and comparable state Applicable Law; (5) bonus compensation and other compensation paid for which he or she is eligible; and (6) hire date and service date (if different).

(b)            Disclosure Schedule 3.12(b) sets forth a complete and accurate list of all of the individual independent contractors and consultants providing services to Sellers or their Affiliates relating to the Assets and a description of the services provided.

(c)            The individuals set forth on Disclosure Schedules 3.12(a) and 3.12(b) represent the entirety of the individuals necessary to manage, maintain, and operate the Assets as now managed, maintained, and operated.

(d)            Neither Sellers nor their Affiliates are a party or subject to any collective bargaining agreement or other contract with a labor union or similar representative of Seller Employees and no collective bargaining agreement is currently being negotiated by Sellers or their Affiliates. To Sellers’ knowledge, (i) no Seller Employee is represented by a labor union or similar representative with respect to such employee’s employment by Sellers or their Affiliates and (ii) there is no proceeding, petition, or campaign by a labor union or any similar representative to become the collective bargaining representative of any Seller Employee. There is no strike, slowdown, work stoppage or other labor disturbance against Sellers or their Affiliates pending or, to Sellers’ Knowledge, threatened.

(e)            Sellers and their Affiliates are, and for the past three (3) years have been, in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting labor and employment, including all such Laws regarding employment practices, collective bargaining, terms and conditions of employment, prohibited discrimination, harassment and retaliation, equal employment, fair employment practices, recordkeeping, employee leave, immigration, wages and hours, and employee and contractor classification, except, in the case of each of the foregoing, as would not have a Seller Material Adverse Effect.

Section 3.13      Employee Benefits. Neither Sellers nor any of their respective ERISA Affiliates have maintained, sponsored or participated in, or contributed to, in the six (6) year period preceding the date hereof: (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a plan covered by Section 412 of the Code or Title IV of ERISA.

Section 3.14      Letters of Credit. Disclosure Schedule 3.14 lists all Existing Letters of Credit.

Section 3.15      Preferential Purchase Rights. Except as set forth on Disclosure Schedule 3.15, to Sellers’ Knowledge, there are no preferential purchase rights, rights of first refusal, drag-along rights, tag-along rights or other similar rights that are applicable to the transfer of the Assets in connection with the Transactions (the “Preferential Purchase Rights”). As of the Execution Date, no Seller has received any written notice in the two (2) year period preceding the Execution Date from any Person asserting or attempting to assert any Preferential Purchase Right as it pertains to any of the Properties or the Assets.

Section 3.16      Broker. Other than amounts as may be payable by Sellers for which neither Parent nor Buyer shall have any liability, no broker, finder, investment banker or other similar person is or will be, in connection with the transactions contemplated by this Agreement or the other Transaction Documents, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Sellers or any of their respective Affiliates.

Section 3.17	Investment.

(a)            The Stock Consideration is being acquired by Basic for investment purposes only, for Basic’s own account and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the 1933 Act (other than a disposition pursuant to a registration statement effective under the 1933 Act or an applicable exemption from registration thereunder). Basic is an “accredited investor” as defined in Regulation D promulgated under the 1933 Act, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Stock Consideration and is capable of bearing the economic risks of such investment.

(b)            Basic acknowledges that the offer and sale of the Stock Consideration has not been registered under the 1933 Act or any state or foreign securities laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the 1933 Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the 1933 Act and any applicable state or foreign securities laws.

(c)            Basic has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in the Stock Consideration. Basic is knowledgeable of the oil and gas wellsite service business and of the usual and customary practices of providers of oil and gas wellsite services, including those in the areas where the Parent and its Affiliates have operations. Further, Basic is capable of making such investigation, inspection, review and evaluation of the Stock Consideration as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Stock Consideration.

(d)            Basic confirms, acknowledges and agrees that Basic is relying entirely upon the representations and warranties of Buyer in this Agreement and its own investigations and inspections of the public filings of Buyer, prior to the execution of this Agreement in entering into this Agreement and proceeding with the Transactions on the terms as set forth herein. In deciding to enter into this Agreement, and to consummate the Transactions, other than the express representations and warranties of Buyer set forth in Article IV, each Seller has relied solely upon its own knowledge, investigation, judgment and analysis and not on any disclosure or representation made by, or any duty to disclose on the part of, Buyer or Buyer’s Representatives.

Section 3.18      Compliance with Laws. Each Seller is (and for the past three (3) years has been) in compliance with, and is not in default or violation of, all Applicable Laws, except for any such non-compliance, defaults or violations that do not constitute a Seller Material Adverse Effect, and to Sellers’ Knowledge, no Seller is under investigation with respect to any material violation of any Applicable Law. No Seller has received any written notice that the current use and ownership, operation or maintenance of the Assets, violate, in any material respect, any Applicable Law.

Section 3.19      Sufficiency of Assets. To the Seller’s Knowledge, the Assets constitute all assets, properties, rights, privileges and interests, of whatever kind or nature, real or personal or mixed, tangible or intangible, used or necessary to, and immediately following the consummation of the transactions contemplated by this Agreement, will be sufficient to permit the Buyer to (a) own, operate and maintain the Business in a manner consistent in all material respects with the current operation and maintenance thereof in the ordinary course of business consistent with past practice and (b) perform the obligations that are required to be performed under the Assigned Contracts. To Sellers’ Knowledge, none of the Excluded Assets are necessary for the ownership, operation or maintenance of the Business.

Section 3.20      Permits. The Permits set forth on Annex F constitute all of the Permits necessary for the ownership, operation, maintenance, and use of the Assets as owned and operated and maintained in the Ordinary Course of Business. To Sellers’ Knowledge, all such Permits are in full force and effect, and each of the applicable Sellers is (and for the past three (3) years has been) in material compliance with such Permits, and has not received any written or other notice of any violation of any such Permits which remains outstanding and unresolved. To the Seller’s Knowledge, all such Permits listed on Annex F have been delivered or made available to Buyer. There are no Permits from a Governmental Authority that cover both any Asset, on the one hand, and any Excluded Asset, on the other hand.

Section 3.21	Properties.

(a)            As of the Execution Date, no written notice from any Person has been received by Sellers in the two (2) year period preceding the Execution Date challenging such Sellers’ respective title to, valid leasehold interests in or valid rights to use, the Properties owned or leased by such Seller.

(b)            (i) Sellers have made available to Buyer true, correct and complete copies of all Property Agreements that are in the possession of Sellers or any of their respective Affiliates; and (ii) Sellers have made available to Buyer true, correct and complete copies of all title commitments, title policies, title reports, title opinions, boundary maps and surveys (together with copies of all encumbrances listed on any of the foregoing) pertaining to any of the Properties that are in the possession of Sellers or any of their respective Affiliates.

(c)            No Seller has received written notice of any condemnation action or other proceeding in eminent domain pending related to the Properties. To Sellers’ Knowledge, (i) there is not any condemnation action or other proceeding in eminent domain threatened affecting the Properties and (ii) there is no proposal under consideration by any Governmental Authority to take or use any of the Properties.

(d)            Sellers have made available to Buyer true, correct and complete copies of all engineering consultants’ reports, property condition reports, material environmental reports and similar reports with respect to the Properties, to the extent within the possession of any Seller or its Affiliates.

(e)            Sellers have not received any written notification that any material alteration, repair, improvement or other work has been ordered or directed in writing to be done or performed to or in respect of any of the Properties by any Governmental Authority, board of insurance underwriters or anyone else having the right or purporting to have the right to require such work to be completed, which alteration, repair, improvement or other work has not been completed in material satisfaction of all requirements in connection therewith.

Section 3.22      No Other Representations. None of Buyer, Parent nor any other Person (on behalf of Buyer or Parent or otherwise) has made or is making any representation or warranty whatsoever, express or implied, at law or in equity, with respect to Buyer or Parent, this Agreement or the transactions contemplated by this Agreement other than the representations and warranties expressly set forth in Article IV (as modified by the Disclosure Schedules), and no Seller is relying on and has not relied on any representation or warranty other than those representations or warranties set forth in Article IV (as modified by the Disclosure Schedules) and any reliance by any Seller on any representation or warranty other than those representations and warranties set forth in Article IV (as modified by the Disclosure Schedules) is hereby expressly disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer jointly and severally represent and warrant to Sellers as follows, except as set forth in the Disclosure Schedule (and subject to Section 11.13) or, solely with respect to Section 4.06, in any statements, reports, schedules, forms or other documents filed or furnished by Parent with the SEC:

Section 4.01      Organization. Each of Parent and Buyer is an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Laws of the jurisdiction of its organization. Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing (if applicable) in each jurisdiction where the nature of its business or properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. Parent has delivered to Sellers accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto.

Section 4.02      Authorization and Authority. Each of Parent and Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement and the other Transaction Documents to which Parent or Buyer, as applicable, is or will be a party, to purchase the Assets on the terms described in this Agreement and to perform its other obligations under this Agreement and the other Transaction Documents to which Parent or Buyer, as applicable, is or will be a party. The execution and delivery by each of Parent and Buyer of this Agreement and the other Transaction Documents to which Parent or Buyer, as applicable, is or will be a party, and the performance by each of Parent and Buyer of this Agreement and the other Transaction Documents to which Parent or Buyer, as applicable, is or will be a party and the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate or limited liability company action on the part of Parent and Buyer, as applicable.

Section 4.03      Enforceability. This Agreement has been duly executed and delivered on behalf of each of Parent and Buyer, and (assuming in each case due authorization, execution and delivery thereof by Sellers), subject to requisite Bankruptcy Court approval, will constitute a legal, valid and binding obligation of each of Parent and Buyer enforceable against it in accordance with its terms, except as enforceability may be limited by Equitable Limitations. At the Closing all other Transaction Documents required hereunder to be executed and delivered by Parent and Buyer shall be duly executed and delivered and (assuming in each case due authorization, execution and delivery thereof by the other parties thereto) shall constitute legal, valid and binding obligations of Parent and Buyer enforceable against it in accordance with their terms, except as enforceability may be limited by Equitable Limitations, subject to the entry of the Sale Order and provided no stay exists with respect to the Sale Order.

Section 4.04	Capitalization.

(a)            As of the Execution Date:

(i)            the authorized capital stock of Parent consists of (A) 350 million shares of Parent Class A Common Stock, of which 91,760,705 shares have been issued and are outstanding; (B) 40 million shares of Parent Class A-2 Common Stock, of which no shares of common stock are issued and outstanding; (C) 150 million shares of Parent Class B Common Stock, of which 16,221,101 shares have been issued and are outstanding; and (D) 50 million shares of Parent Preferred Stock, of which no shares are issued and outstanding;

(ii)            Parent holds no shares of its capital stock in its treasury;

(iii)            2,117,844 shares of Parent Class A Common Stock are subject to issuance pursuant to Parent Options that are outstanding as of the close of business on the Execution Date;

(iv)            No shares of Parent Common Stock are subject to issuance pursuant to Parent Warrants;

(v)            3,813,121 shares of Parent Class A Common Stock are reserved for future issuance pursuant to Parent RSUs that are outstanding as of the close of business on the Execution Date; and

(vi)            3,089,664 shares of Parent Class A Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Equity Plans.

All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)            (i) None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; and (iii) there is no Contract of Parent relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock, or any securities of any Subsidiary of any of any Parent Entity. None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

(c)            Parent has included in its reports filed with the SEC accurate and complete copies of all equity plans pursuant to which it has granted any outstanding Parent Options, Parent Warrants and Parent RSUs, and the forms of all Parent Option, Parent Warrant and Parent RSU evidencing such awards.

(d)            As of the Execution Date, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)            All outstanding shares of Parent Common Stock and all options and other securities of the Parent Entities have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other Applicable Laws; and (ii) all requirements set forth in applicable Contracts, except where the failure to be so issued, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(f)            All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and, except as set forth on Disclosure Schedule 4.04(f), are owned beneficially and of record by Parent.

(g)            Upon issuance in accordance with this Agreement, the Parent Class A Common Stock issued as the Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable, will be issued free and clear of any preemptive or similar rights of any other Person and will be free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws.

Section 4.05	Securities Filings; Financial Statements; Absence of Liabilities.

(a)            Except as set forth on Disclosure Schedule 4.05(a), all statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with the SEC since December 31, 2020 (the “Parent Reports”) have been so filed or furnished on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. Except as set forth on Disclosure Schedule 4.05(a), as of the time it was filed or furnished with the SEC (or, if amended or superseded by a filing prior to the Execution Date, then on the date of such filing): (i) each of the Parent Reports complied as to form in all material respects with the applicable requirements under Applicable Laws; and (ii) none of the Parent Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing of the applicable amending or superseding Parent Report.

(b)            The financial statements (including any related notes) contained or incorporated by reference in the Parent Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Parent Entities are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in the Parent Reports.

(c)            Parent maintains an effective system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To Buyer’s Knowledge, since December 31, 2020, neither Parent nor any of its Subsidiaries nor any of their respective independent accountants has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by the Parent Entities; (B) any illegal act or fraud, whether or not material, that involves any of the Parent Entities’ respective management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(d)            None of the Parent Entities has any liabilities of the type required to be reflected in financial statements or the notes thereto prepared in accordance with GAAP, in each case, except for: (i) liabilities identified as such, or specifically reserved against, in the Parent Balance Sheet; (ii) liabilities that have been incurred by such Parent Entity since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices; (iii) liabilities for performance of obligations of such Parent Entity pursuant to the express terms of Parent Contracts; (iv) liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement; and (v) liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.06      Absence of Changes. Between December 31, 2020 and the Execution Date there has not been any Parent Material Adverse Effect, and no event has occurred and no circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have such a Parent Material Adverse Effect.

Section 4.07      Conflicts. The execution and delivery by each of Parent and Buyer of this Agreement and the other Transaction Documents to which Parent or Buyer, as applicable, is or will be a party does not, and the consummation by Parent and Buyer of the transactions contemplated by this Agreement and the other Transaction Documents to which Parent or Buyer, as applicable, is or will be a party shall not, (a) violate or be in conflict with, or require the consent of any Person under, any provision of Parent’s or Buyer’s Organizational Documents, as applicable, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Parent or Buyer, as applicable, is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Parent or Buyer, as applicable.

Section 4.08      Broker. Other than amounts as may be payable by Parent or Buyer for which neither Seller shall have any liability, no broker, finder, investment banker or other similar person is or will be, in connection with the transactions contemplated by this Agreement or any other Transaction Documents, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Buyer or any of their respective Affiliates.

Section 4.09      Financial Ability. As of the Execution Date, Buyer has sufficient funds committed and unconditionally available to it to perform all of Buyer’s obligations under this Agreement, including without limitation to pay the Adjusted Purchase Price in accordance with the terms of this Agreement and to assume the Assumed Liabilities. Buyer’s ability to consummate the transactions contemplated hereby is not contingent upon its ability to secure any financing or to complete any public or private placement of securities prior to or upon Closing.

Section 4.10      Approvals. Except as set forth on Disclosure Schedule 4.10, there are no approvals, consents, filings or notifications required to be obtained, made or given by Parent or Buyer as a condition to or in connection with the performance by Parent or Buyer, as applicable, of its obligations under this Agreement or any other Transaction Documents to which Parent or Buyer, as applicable, is or will be a party or the consummation by Parent or Buyer, as applicable, of the transactions contemplated by this Agreement or such other Transaction Documents.

Section 4.11      Litigation. As of the Execution Date, there is no Proceeding pending against Parent or Buyer or, to Buyer’s Knowledge, which have been threatened against Parent or Buyer that (a) affect the execution and delivery by Parent or Buyer, as applicable, of this Agreement or the other Transaction Documents to which Parent or Buyer, as applicable, is or will be a party or (b) if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Buyer to perform its obligations under this Agreement or such other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 4.12      Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to Buyer’s Knowledge, threatened against Parent or Buyer.

Section 4.13	Investigation.

(a)            Buyer has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in the Assets. Buyer is knowledgeable of the oil and gas wellsite service business and of the usual and customary practices of providers of oil and gas wellsite services, including those in the areas where the Assets are located. Further, Buyer is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.

(b)            Buyer has had the opportunity to examine all aspects of the Assets that Buyer has deemed relevant and has had access to all information requested by Buyer with respect to the Assets in order to enter into this Agreement. In connection with the Transactions, Buyer has had the opportunity to ask such questions of, and has received sufficient answers from, the Representatives of Sellers and obtain such additional information about the Assets as Buyer deems necessary to enter into this Agreement.

(c)            Buyer confirms, acknowledges and agrees that Buyer is relying entirely upon the representations and warranties of Sellers in this Agreement and its own investigations and inspections of the books, records and assets of Sellers, including the Assets, prior to the execution of this Agreement in entering into this Agreement and proceeding with the Transactions on the terms as set forth herein. In deciding to enter into this Agreement, and to consummate the Transactions, other than the express representations and warranties of Sellers set forth in Article III, Buyer has relied solely upon its own knowledge, investigation, judgment and analysis and not on any disclosure or representation made by, or any duty to disclose on the part of, Sellers or Sellers’ Representatives.

Section 4.14      Qualification. At the Closing, Buyer (or an Affiliate of Buyer to which the Assets are assigned at Closing) will be qualified to own and, where applicable, assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by the applicable state and federal Governmental Authorities, as of Closing Buyer (or, if applicable, Buyer’s operating Affiliate) will have (a) such lease bonds, area-wide bonds or any other surety bonds or insurance policies and (b) such consents and approvals, in each case as are required to enable Buyer (or, if applicable, Buyer’s operating Affiliate) to own and operate the Assets in the ordinary course of business in material compliance with any Applicable Laws governing the Assets.

Section 4.15      No Other Representations. No Seller nor any other Person (on behalf of any Seller or otherwise) has made or is making any representation or warranty whatsoever, express or implied, at law or in equity, with respect to Sellers, the Assets, this Agreement or the transactions contemplated by this Agreement other than the representations and warranties expressly set forth in Article III (as modified by the Disclosure Schedules), and neither Parent nor Buyer is relying on and has not relied on any representation or warranty other than those representations or warranties set forth in Article III (as modified by the Disclosure Schedules) and any reliance by Parent or Buyer on any representation or warranty other than those representations and warranties set forth in Article III (as modified by the Disclosure Schedules) is hereby expressly disclaimed.

ARTICLE V
COVENANTS OF SELLERS

Section 5.01      Operating Covenants. From the Execution Date until the Closing or, if earlier, the termination of this Agreement as contemplated hereby, except (t) as required by this Agreement or any other Transaction Document, (u) as required by any lease, Contract, or instrument listed on any Annex, Disclosure Schedule or Schedule, as applicable, (v) as required by any Applicable Law or any Governmental Authority (including by order or directive of the Bankruptcy Court or fiduciary duty of the board of managers of any Seller or its Affiliates) or any requirements or limitations resulting from the Bankruptcy Cases, (w) to the extent related solely to Excluded Assets and/or Excluded Liabilities, (x) for renewal of expiring insurance coverage in the Ordinary Course of Business, (y) for emergency operations or (z) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)            Sellers will:

(i)            subject to any Bankruptcy Court order to the contrary, operate the Assets in the Ordinary Course of Business;

(ii)            maintain or cause its Affiliates to maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(iii)            give written notice to Buyer as soon as is practicable of any material damage or casualty to or destruction or condemnation of any Asset of which Sellers have Knowledge;

(iv)            use reasonable best efforts to maintain insurance coverage on the Assets in the amounts and types described on Disclosure Schedule 3.10; and

(v)            use commercially reasonable efforts to maintain or cause its Affiliates to maintain all Permits (including Environmental Permits) required for the operation of the Assets as presently conducted; and

(b)            no Seller shall:

(i)            sell, lease or otherwise transfer any Asset, or otherwise voluntarily divest or relinquish any right or asset, other than (A) sales or other dispositions of materials, supplies, machinery, equipment, improvements or other personal property or fixtures in the Ordinary Course of Business which have been replaced with an item of substantially equal suitability and (B) dispositions of Excluded Assets;

(ii)            enter into any material Contract that if entered into prior to the Execution Date would be required to be listed in Disclosure Schedule 3.05(a) other than (A) Contracts of the type described in Section 3.05(a)(iii) and Section 3.05(a)(viii) entered into in the Ordinary Course of Business (provided that Sellers shall use commercially reasonable efforts to notify Buyer of the terms of any such Contract prior to the execution thereof), (B) confidentiality agreements entered into in accordance with the Bid Procedures Order, (C) contracts or agreements entered into in connection with the Bankruptcy Cases (including any in connection with an Alternative Transaction) and (D) Contracts that would not adversely affect the Assets in any material respect;

(iii)            amend or modify in any material respect or terminate any Purchased Contract (other than termination or expiration in accordance with its terms) or any Permits (including Environmental Permits) required for the operation of the Assets as presently conducted;

(iv)            change the methods of accounting or accounting practice by Sellers, except as required by concurrent changes in Applicable Law or GAAP as agreed to by its independent public accountants; or

(v)            to the extent any of the following would reasonably have the effect of increasing the Non-Income Tax liability of Buyer for any period after the Closing Date, (A) make any settlement of or compromise any Non-Income Tax liability with respect to the Assets, (B) change any Non-Income Tax election or Non-Income Tax method of accounting or make any new Non-Income Tax election or adopt any new Non-Income Tax method of accounting with respect to the Assets; (C) surrender any right to claim a refund of Non-Income Taxes with respect to the Assets; or (D) consent to any extension or waiver of the limitation period applicable to any Non-Income Tax claim or assessment with respect to the Assets.

Section 5.02	Assumption and Rejection of Executory Contracts and Leases.

(a)            Schedule 5.02(a) (as may be amended from time to time or supplemented with written notice to Buyer, other than with respect to an increase to the Cure Costs) sets forth each 365 Contract and Sellers’ good faith estimate of all cure and reinstatement costs or expenses that are required to be paid under sections 365(b)(1)(A) and 365(b)(1)(B) to effectuate the assumption and assignment of the Desired 365 Contracts (such costs or expenses required to be paid by Buyer, the “Cure Costs”) in respect of each such 365 Contract (and if no Cure Cost is estimated to be payable in respect of any 365 Contract, the amount of such Cure Cost designated for such 365 Contract shall be “$0.00”) (as such schedules may from time to time be amended or supplemented with written notice to Buyer, the “365 Schedule”).

(b)            Subject to Buyer’s rights under Section 5.02(d) below to subsequently amend such designations, Schedule 5.02(b) sets forth a complete list of the 365 Contracts listed on the 365 Schedule that Buyer desires to be assumed by Sellers and transferred and conveyed to Buyer as a Purchased Contract, which shall include each Vehicle Finance Lease (collectively, and as further modified by Buyer pursuant to the provisions of this Section 5.02(b), the “Desired 365 Contracts”). Any 365 Contracts that are not Desired 365 Contracts shall be an Excluded Asset for all purposes hereof.

(c)            Promptly following entry of the Bid Procedures Order (to the extent not previously filed), Sellers shall file the 365 Schedule with the Bankruptcy Court and deliver a written notice, in a form reasonably acceptable to Buyer, of the proposed potential assignments of the 365 Contracts and the proposed Cure Costs for each 365 Contract (as set forth on Schedule 5.02(a)) to all non-debtor parties of the 365 Contracts, which notice shall notify each non-debtor party to such 365 Contract of (i) the proposed Cure Cost for such 365 Contract and (ii) an objection deadline for such non-debtor party to object to the proposed Cure Cost. To the extent that any objections are received from such non-debtor parties that are counterparties to Desired 365 Contracts, Sellers shall take all reasonably necessary actions to, subject to Buyer’s obligations under Section 5.02(f), resolve such disputes with the applicable non-debtor party to the satisfaction of Buyer.

(d)            Notwithstanding the foregoing, (i) at any time prior to the Designation Deadline or, if Buyer is the Successful Bidder, at any time prior to the Sale Hearing, Buyer may designate any 365 Contract that has not been rejected as a Desired 365 Contract and upon receipt of any such notice Sellers shall use commercially reasonable efforts to effect the assumption of such 365 Contract by Sellers in accordance with the Bankruptcy Code and, if Sellers are successful in effecting such assumption as of Closing, such 365 Contract shall become a Desired 365 Contract and transferred and conveyed to Buyer as a Purchased Contract and (ii) Buyer may revise Schedule 5.02(b) by excluding one or more Desired 365 Contracts at any time prior to the Sale Hearing; provided, however, that Buyer may not exclude from Schedule 5.02(b) any Desired 365 Contract that is a Vehicle Finance Lease.

(e)            Notwithstanding anything in this Agreement to the contrary, Sellers shall not reject any 365 Contracts without the prior written consent of Buyer in its sole discretion; provided that, after the Designation Deadline, Sellers may reject 365 Contracts (other than Desired 365 Contracts) without the consent of Buyer so long as such 365 Contracts were identified to Buyer in writing at least five (5) Business Days prior to the Designation Deadline. In the event that Sellers identify (whether less than five (5) Business Days before or after the Designation Deadline) any additional 365 Contracts capable of being assumed or rejected that were not previously identified as such, Sellers shall promptly notify Buyer of (i) such 365 Contracts and (ii) Sellers’ good faith estimate of the amount of the cure costs payable in respect of each such 365 Contract, which shall become Cure Costs, and, subject to Section 5.02(d), Buyer may designate each such additional 365 Contract as a Desired 365 Contract or Excluded Asset pursuant to this Section 5.02(e), notwithstanding the passage of the Designation Deadline. Schedule 5.02(b) and the definition of Desired 365 Contracts shall be deemed automatically amended to reflect changes made pursuant to this Section 5.02(e).

(f)            Buyer shall provide adequate assurance of future performance of all of the Desired 365 Contracts so that all Desired 365 Contracts can be assumed by Sellers and assigned to Buyer at the Closing in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement, provided that Buyer shall cooperate with Sellers in providing such adequate assurance of future performance of all of the Desired 365 Contracts and Buyer acknowledges that such cooperation may require Buyer to provide information regarding Buyer and its Subsidiaries, as well as a commitment of performance by Buyer and/or its Subsidiaries with respect to the Desired 365 Contracts from and after the Closing to demonstrate adequate assurance of the performance of the Desired 365 Contracts, and Sellers’ obligation to assume and assign such Desired 365 Contracts is subject to the cooperation and providing of such information and commitment by Buyer. Sellers shall have no liability for Cure Costs with respect to the Desired 365 Contracts.

(g)            At the Closing, (i) the Purchase Price shall be increased by the Cure Costs with respect to the Desired 365 Contracts paid by Sellers prior to Closing, provided that the Purchase Price shall not be increased by the amount of any Excess Cure Costs, and (ii) Buyer (and not Sellers) shall pay the Cure Costs with respect to the Desired 365 Contracts that have not been paid by Sellers as of the Closing.

(h)            Notwithstanding anything in this Agreement to the contrary, including Section 5.02(d) above, Vehicle Finance Leases shall at all times constitute Desired 365 Contracts and shall be assigned to Buyer at the Closing.

Section 5.03	Access.

(a)            Each Seller shall afford to Buyer and its authorized representatives from the Execution Date until the Closing Date, during normal business hours, reasonable access to the Assets (subject to the terms, conditions and restrictions of agreements related to Assets to which such Seller is a party and the consent of the operator, as applicable) and to such Seller’s title, Surface Leases, Rights of Way, Contracts, environmental and legal materials, books, records, statements and operating data and other information relating to the Assets, together with the opportunity to make copies of such materials, books, records and other documents and information at Buyer’s expense, and will furnish to Buyer such other information in Sellers’ possession with respect to the Assets as Buyer may reasonably request; provided, however, that all such information shall be held in confidence by Buyer in accordance with the terms of the Confidentiality Agreement; provided, further, that in no event shall Sellers be obligated to provide (i) access or information in violation of Applicable Law, (ii) any information the disclosure of which would cause the loss of any legal privilege available to any Seller relating to such information or would cause any Seller to breach a confidentiality obligation to which it is bound; provided that the applicable Seller has used its reasonable efforts to protect the privilege or to obtain a waiver of the applicable contractual obligation, or (iii) copies of bids, letters of intent, expressions of interest or other proposals received from other Persons in connection with the transactions contemplated by this Agreement or information and analyses relating to such communications, except to the extent required in the Bid Procedures Order.

(b)            From the Execution Date until the Closing Date, but subject to the other provisions of this Section 5.03 and obtaining any required consents of Third Parties, Buyer shall have the opportunity to conduct at its expense a non-invasive environmental assessment (which shall not include invasive testing of the soil, groundwater, surface water, air or other environmental media or of building materials, equipment or facilities) of the Properties (subject to any conditions or restrictions contained in any lease covering such Properties and the consent of any Third Parties, as applicable) (“Phase I Assessment”). Buyer shall not conduct prior to Closing any invasive testing of the soil, groundwater, surface water, air and other environmental media and of building materials, equipment or facilities of the Properties absent Sellers’ express written consent, which consent may be withheld by Sellers in their sole discretion. Sellers shall use commercially reasonable efforts to obtain any Third Party consents that may be required in connection with any Phase I Assessment of the Assets.

(c)            While performing any Phase I Assessment of the Properties, Buyer or any of their representatives and agents must comply with (i) Sellers’ environmental and safety rules and policies and with the operator’s environmental and safety rules and policies on all other Assets, and (ii) all Applicable Laws which might in any way relate to a Phase I Assessment. In the event that Buyer’s Phase I Assessment identifies any condition that Buyer believes must be disclosed to any Governmental Authority under Applicable Law, Buyer shall first notify Sellers of such conditions, providing Sellers with a reasonable description of such conditions and shall provide Sellers with the reasonable opportunity to notify such Governmental Authority. Buyer shall only notify a Governmental Authority of such environmental condition if, after providing Sellers with the reasonable opportunity to provide such notice, Sellers do not notify such Governmental Authority and Buyer reasonably believes that Applicable Law requires Buyer to notify such Governmental Authority of such environmental conditions; provided, however, that Buyer will furnish Sellers copies of all materials to be disclosed prior to any disclosure thereof and will not disclose any such information unless such disclosure is expressly required by Buyer by Applicable Law. Sellers shall have the right to observe each Phase I Assessment and Buyer shall promptly, and in any event within five (5) days after Buyer’s receipt or access thereto, provide to Sellers a copy of all results, analyses, reports and reviews prepared by or for Buyer with respect to each Phase I Assessment. All information obtained or reviewed by Buyer in connection with environmental assessments conducted pursuant to this Section 5.03 (including Phase I Assessments) shall be maintained as strictly confidential by Buyer and shall be governed by the terms of the Confidentiality Agreement; provided that Sellers shall be permitted to provide such information to Potential Bidders and their Representatives in connection with the Auction or any Alternative Transaction. Upon Buyer’s completion of a Phase I Assessment, and to the extent directly related to such Phase I Assessment, Buyer shall be responsible for returning the Property to substantially the condition existing prior to Buyer’s first entry onto the applicable Property for the Phase I Assessment, to the extent any Phase I Assessment (or Buyer or any of its representatives) disturbs such applicable Property.

(d)            BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD EACH SELLER, EACH OF THEIR SUCCESSORS, THEIR AFFILIATES AND ALL OF THEIR RESPECTIVE DIRECTORS AND OFFICERS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATE’S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS CONDUCTED PURSUANT TO SECTION 5.03(a) AND SECTION 5.03(b), EXCEPT TO EXTENT SUCH CLAIMS OR LOSSES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLERS. Buyer shall comply with all rules, regulations, policies and instructions reasonably required by Sellers, or any Third Party operator of any Assets, which are provided to Buyer regarding Buyer’s actions while upon, entering or leaving any Asset, including any insurance requirements that Sellers may reasonably impose, or any such Third Party operator may impose, on contractors authorized to perform work on any Asset owned or operated by Sellers (or any such Third Party operator, as applicable).

(e)            From and after the Closing, Buyer shall afford to each third party acquiror (and their respective Representatives) of Excluded Assets pursuant to a definitive agreement that is approved by the Bankruptcy Court (each, an “Excluded Asset PSA”) reasonable access to the Properties for the purpose of inspecting and removing such Excluded Assets in each case on the same terms as Sellers are affording access to Buyer pursuant to this Section 5.03, mutatis mutandis; provided that, the cost of any such inspection or removal shall be at the sole cost of the applicable third party acquiror. Each such third party acquiror shall be a third party beneficiary of this Section 5.03(e). Sellers shall require each Excluded Asset PSA to include a covenant substantially similar to this Section 5.03(e) for the benefit of Buyer, including designating Buyer as third party beneficiary thereof.

Section 5.04      Permits. Notwithstanding any other provision in this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to transfer to Buyer all transferable Permits listed on Annex F. Sellers agree to provide reasonably assistance to support Buyer’s efforts to accomplish such transfer.

Section 5.05      Title Cooperation. Sellers shall reasonably cooperate, at the sole cost of Buyer, prior to and at the Closing, with Buyer in connection with Buyer obtaining, at its option, any title insurance policy or policies (including in connection with the preparation of any related land title surveys) with respect to the Properties. Without limiting the generality of the foregoing, Sellers shall execute and deliver any customary documents and affidavits at Closing, in each case in a form reasonably acceptable to the Buyer and the title company, as may reasonably be necessary for the title company to issue such title policies or endorsement.

Section 5.06      Certain Accounts Payable. Sellers shall cause each Subsidiary of Basic Parent and each Affiliate of either Seller that in each case is the payee of any accounts payable that are retained by Sellers as Excluded Liabilities (a) not to assert mechanics’ liens against customers of Basic Parent, Parent or any of their respective Subsidiaries in respect of such accounts payable or (b) if such Subsidiary or Affiliate has previously asserted any such mechanics’ liens against customers of Basic Parent, Parent or any of their respective Subsidiaries in respect of such accounts payable, to release and terminate any such liens promptly following the Closing and to promptly deliver notice of such release and termination to Buyer.

ARTICLE VI
COVENANTS OF PARENT AND BUYER

Section 6.01      Access. Buyer agrees that, following the Closing, and subject to Applicable Law and except as may be necessary to protect any applicable legal privilege, it shall (and shall cause its Subsidiaries to) give to Sellers and their Representatives reasonable access during normal business hours to the offices, books and records relating to the Assets or any operations relating thereto for any and all periods prior to and including the Closing Date as Sellers and their Representatives may reasonably request and to make copies of the same in connection with (a) the preparation of Tax Returns or information returns, (b) reports or other obligations by Sellers to Governmental Authorities, (c) with respect to the administration of the Excluded Assets or Excluded Liabilities, (d) with respect to the administration of the Bankruptcy Cases, (e) pursuing, prosecuting or commencing litigation on account of or relating to Excluded Assets, including avoidance actions, (f) objecting to proofs of claims or administrative expense claims, (g) preparing the Final Settlement Statement and any other matters contemplated by Section 2.06 and (h) any final determination of any audit or examination, Proceeding or determination; provided, however, that all such information shall be held in confidence by Sellers, their Affiliates and their respective Representatives and may not be disclosed to any other Person without the written consent of Buyer, except to the extent reasonably required in connection with the foregoing clauses (a)-(h) or as otherwise expressly contemplated by this Agreement. Buyer shall (and shall cause its Subsidiaries to) preserve all such books and records for a period of three (3) years after the Closing; provided, however, that Buyer shall have the right at any time after the second (2nd) anniversary of the Closing Date to request in writing that Sellers take any such records and, if Sellers do not agree to take such records within ninety (90) Business Days after receipt of the request, Buyer (or its Subsidiaries, as applicable) may dispose of such records.

Section 6.02      Data Retention. Buyer, for a period of three (3) years following Closing, will (a) retain the Data and (b) provide Sellers, their Affiliates, and Sellers and their Affiliates officers, employees and representatives with reasonable access to the Data during normal business hours for review and copying; provided that Buyer may destroy Data from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Buyer notifies Sellers at least thirty (30) days in advance and provides Sellers an opportunity to remove or copy such Data.

Section 6.03	Registration of Parent Class A Common Stock.

(a)            Shelf Registration Statement. Subject to the timely receipt of information described in Section 6.03(b), no later than three (3) Business Days after the Closing, Parent shall (i) file with (or confidentially submit to) the SEC a Registration Statement on Form S-3, Form S-1 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Parent Class A Common Stock acquired by Basic pursuant to this Agreement (the “Registrable Securities”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act or any successor rule thereto and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the SEC as soon as practicable thereafter which, in any event, shall be within ten (10) Business Days of clearing comments of, or receiving oral or written confirmation of “no review,” from the SEC staff. In addition, Parent shall use its reasonable best efforts to cause a Shelf Registration Statement filed pursuant to this Section 6.03(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement (if Parent is eligible to file a Shelf Registration Statement) or other Registration Statement (if Parent is not so eligible) is continuously available, for the resale of the Registrable Securities until the earlier of (y) the date that all Registrable Securities have been sold or (z) one year from the date of Closing (such period, the “Registration Period”). If Parent files a Shelf Registration Statement on Form S-3 and thereafter Parent becomes ineligible to use Form S-3 for secondary sales, Parent shall use its reasonable best efforts to file a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) as promptly as practicable to replace the shelf Registration Statement that is a Shelf Registration Statement and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of the Registrable Securities during the Registration Period. When effective, a Registration Statement filed pursuant to this Section 6.03(a) (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the 1933 Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

(b)            Information Required for Participation in Shelf Registration Statement. At least ten (10) Business Days prior to any anticipated filing date of a Registration Statement pursuant to this Section 6.03, Parent shall use reasonable efforts to notify Basic in writing (which may be by email) of the information reasonably necessary about Basic to include the Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, Parent shall not be obligated to include the Registrable Securities to the extent Parent has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Section 6.03.

(c)           General Procedure. Parent shall use its reasonable best efforts to effect the registration of the Registrable Securities pursuant to this Section 6.03, and Parent shall, as expeditiously as possible:

(i)            prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by Parent or by the 1933 Act or rules and regulations thereunder to keep the Registration Statement effective during the Registration Period;

(ii)           prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto (except for periodic reports under the Exchange Act), furnish without charge to the Basic, and Basic’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as Basic or the legal counsel for Basic may request in order to facilitate the disposition of the Registrable Securities;

(iii)          cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Parent are then listed;

(iv)          provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(v)           advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(vi)          at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

(vii)         notify Basic at any time when a Prospectus relating to such Registration Statement is required to be delivered under the 1933 Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 6.03(e);

(viii)        permit a representative of Basic and any attorney or accountant retained by Basic to participate, at each such person’s own expense (except as provided under Section 6.03(d)), in the preparation of the Registration Statement, and cause Parent’s officers, directors and employees to supply all information reasonably requested by any such representative, attorney or accountant in connection with the registration; and

(ix)           make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Parent’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC).

(d)           Registration Expenses. Parent shall pay all fees and expenses incident to the performance of Parent’s obligations under this Section 6.03.

(e)           Suspension of Sales. Subject to a good faith determination by Parent, upon the advice of legal counsel, that it is in the best interests of Parent to suspend the use of the Registration Statement, following the effectiveness of the Registration Statement, Parent, by written notice to Basic, may direct Basic to, and to cause its Affiliates to, suspend sales of the Registrable Securities pursuant to the Registration Statement for such times as Parent reasonably may determine is necessary and advisable (but in no event for more than two (2) occasions or for more than sixty (60) consecutive calendar days, or in the aggregate, for more than ninety (90) total calendar days, in each case during any twelve (12)-month period commencing on the date of this Agreement), (i) if Parent shall have determined in good faith that (A) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any material proposed financing, offer or sale of securities, acquisition, business combination, corporate reorganization or other transaction involving Parent, (B) after the advice of counsel, the sale of Registrable Securities pursuant to the Registration Statement would require disclosure of material nonpublic material information not otherwise required to be disclosed under applicable law and (C) executive management of Parent has determined in good faith that (1) Parent has a bona fide business purpose for preserving the confidentiality of such transaction, or (2) disclosure would have a material adverse effect on Parent or Parent’s ability to consummate such transaction, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable or (ii) Parent shall have determined in good faith, after the advice of counsel, that it is required by law, rule or regulation to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of reflecting in the prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represent a fundamental change in the information set forth therein that are not solely the result of Exchange Act reports by Parent that are incorporated by reference into the Registration Statement. Upon the occurrence of any such suspension or as a result of any other event the Registration Statement ceases to be effective or unavailable (except such times as Parent is permitted hereunder to suspend the prospectus forming part of the Registration Statement and other than in the event of a stop order addressed in Section 6.03(c)(v)), Parent shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis (or if necessary to file and have declared effective a subsequent Registration Statement) or to take such action as is necessary to make resumed use of the Registration Statement, as applicable, so as to permit Basic to resume sales of the Registrable Securities as soon as possible. In the case of an event that causes Parent to suspend the use of the Registration Statement (a “Suspension Event”), Parent shall give written notice (a “Suspension Notice”) to Basic to suspend sales of the Registrable Securities pursuant to the Prospectus and such notice shall state generally the basis for the notice (and shall not contain any material non-public information) and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and Parent is using its commercially reasonable efforts to terminate suspension of the use of the Registration Statement as promptly as possible. Upon receipt of any Suspension Notice from Parent, Basic agrees that it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Basic receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives an End of Suspension Notice (as defined below) or unless otherwise notified by Parent that it may resume such offers and sales. Basic may recommence effecting sales of the Registrable Securities pursuant to the Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from Parent, which End of Suspension Notice shall be given by Parent to Basic in the manner described above promptly following the conclusion of any Suspension Event and its effect.

(f)            Reporting Obligations. As long as Basic shall own Registrable Securities, Parent, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Parent further covenants that it shall take such further action as Basic may reasonably request, all to the extent required from time to time to enable Basic to sell shares of the Parent Class A Common Stock held by Basic without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions.

(g)           Indemnification.

(i)            Parent agrees to indemnify, to the extent permitted by Applicable Law, Basic, its officers and directors and agents and each person who controls Basic (within the meaning of the 1933 Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Parent by Basic expressly for use therein.

(ii)           In connection with any Registration Statement in which Basic is participating, Basic shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by Applicable Law, shall indemnify Parent, its directors and officers and agents and each person who controls Parent (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by Basic expressly for use therein.

(iii)          Any person entitled to indemnification under this Section 6.03(g) shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)          The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Each of Parent and Basic also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Parent of Basic’s indemnification is unavailable for any reason.

(v)           If the indemnification provided under Section 6.03(g) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of Basic under this Section 6.03(g) shall be limited to the amount of the net proceeds received by Basic in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 6.03(g)(i), Section 6.03(g)(ii) and Section 6.03(g)(iii), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution pursuant to this Section 6.03(g)(v) from any person who was not guilty of such fraudulent misrepresentation.

Notwithstanding anything in this Agreement to the contrary, this Section 6.03 shall survive the Closing for so long as any claim may be made hereunder and Article X shall have no application hereto.

Section 6.04          Current Public Information; Legend Removal. During the Registration Period, to the extent Parent shall be required to do so under the Exchange Act, Parent agrees to (a) file in a timely manner all reports and other documents required, if any, to be filed by it under the 1933 Act and the Exchange Act and the rules and regulations adopted thereunder; and (b) make available information necessary to comply with Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule (“Rule 144”), if available with respect to resales of the Registrable Securities, at all time, all to the extent required from time to time to enable each holder to sell the Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 . In connection with a sale of shares of Registrable Securities by Basic or its Affiliates in reliance on Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as Rule 144, Basic, its Affiliates or the broker shall deliver to Parent’s transfer agent a broker representation letter providing to the transfer agent and Parent information reasonably necessary to determine that such sale of the shares of Registrable Securities is made in compliance with Rule 144. Upon receipt of such representation letter, Parent shall direct its transfer agent to remove the notation of any securities legend in Basic’s or its Affiliate’s certificate or the book entry account maintained by the transfer agent, and Parent shall bear all costs associated therewith. At such time as the shares of Registrable Securities have been (i) sold pursuant to an effective registration statement under the Securities Act or (ii) sold after being held by Basic or its Affiliates for more than six (6) months if Basic or such Affiliate is not, and has not been in the preceding three (3) months, an affiliate of Parent (as defined in Rule 144), if the book entry account or certificate for such shares of Registrable Securities still bears the notation of a restrictive securities legend, Parent agrees, upon request of Basic or its Affiliate or permitted assignee, to take commercially reasonable steps necessary to effect the removal of such legend from the Registrable Securities no later than two (2) Business Days following such request by Basic, such Affiliate or such assignee and Parent shall bear all costs associated therewith (other than the costs of Basic’s legal counsel), so long as Basic, its Affiliate or their permitted assigns provide to Parent information reasonably necessary (including a customary broker representation letter, a customary shareholder representation letter and customary certifications reasonably requested to allow Parent’s outside legal counsel to provide an opinion of counsel if required by Parent’s transfer agent) to determine that the legend is no longer required under the Securities Act or applicable state laws.

ARTICLE VII
COVENANTS OF PARENT, BUYER AND SELLERS

Section 7.01          Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, including Section 7.02(e), and subject to the Bankruptcy Code and any orders of the Bankruptcy Court, Parent, Buyer and Sellers each agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transactions; provided that the Parties understand and agree that the commercially reasonable efforts of any Party shall not be deemed to include, except as expressly set forth in this Agreement, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions; provided that this Section 7.01 shall not (a) limit or affect the obligation of any Party to perform its obligations and covenants expressly set forth in this Agreement or (b) require any Party to incur any obligations or pay any fees or amounts to Third Parties not otherwise required under this Agreement. Sellers, Parent and Buyer agree to execute and deliver or cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions in accordance with the terms and conditions of this Agreement.

Section 7.02          Bankruptcy Proceedings.

(a)           Each of Parent and Buyer agree that it will promptly take such actions as are reasonably requested by Sellers to assist in (i) consummating the Transactions in accordance with this Agreement and (ii) obtaining entry of the Sale Order and finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. Sellers shall use reasonable best efforts to obtain as part of the Sale Order a determination that the Buyer constitutes a “good faith” purchaser under section 363(m) of the Bankruptcy Code and that the sale of the Assets to Buyer pursuant to this Agreement shall be immediately effective, notwithstanding the provisions of Rules 6004(h) and 6006(d) of the Federal Rules of Bankruptcy Procedure.

(b)           The Bid Procedures Order will provide that the Break-Up Fee and Expense Reimbursement, as defined in Section 9.03, will constitute, pursuant to sections 364 and 503 of the Bankruptcy Code, a superpriority administrative expense claim in each of Seller’s bankruptcy estates with priority over any and all administrative expense claims. In the event the entry of the Sale Order or the Bid Procedures Order shall be appealed or a stay pending appeal is requested, Sellers shall use commercially reasonable efforts to promptly defend any motion for reconsideration, or to alter, amend, stay, or otherwise challenge the Sale Order or any appeal of the Sale Order, and shall prosecute such defense until the Sale Order is final and not subject to appeal, and Buyer agrees to cooperate in such efforts.

(c)           Each Party acknowledges that this Agreement and the sale of the Assets and assumption and assignment of the Purchased Contracts are subject to Bankruptcy Court approval and the consideration by Sellers of higher or better competing transactions (including any competing bids, plan of reorganization or recapitalization or restructuring transaction) in respect of all or any part of the Assets in accordance with the Bid Procedures Order.

(d)           From and after the Execution Date and until the Closing, no Seller shall take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Bid Procedures Order. If Buyer is the Successful Bidder at the Auction, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.

(e)           From and after the Execution Date and until the Closing, to the extent reasonably practicable under the circumstances, Sellers shall make reasonable efforts to consult and cooperate with Buyer regarding (i) any pleadings, motions, notices, statements, applications, schedules, reports or other papers to be filed with the Bankruptcy Court in relation to the implementation of the Transactions, (ii) any discovery taken in connection with seeking entry of the Sale Order (including any depositions) and (iii) any hearing relating to the Sale Order, including the submission of any evidence, including witnesses’ testimony, in connection with such hearing.

(f)            The bidding procedures to be employed with respect to this Agreement shall be those approved by the Bankruptcy Court pursuant to the Bid Procedures Order. Each of Parent and Buyer acknowledges and agrees that from the Execution Date until the termination of this Agreement in accordance with its terms, Sellers and their respective Affiliates and Representatives shall be permitted to take such actions as permitted under the Bid Procedures Order with respect to an Alternative Transaction and may take any other affirmative action to cause, promote or assist with an Alternative Transaction not otherwise prohibited under the Bid Procedures Order and the taking of such actions shall not be deemed a breach by Sellers of this Agreement. Without limiting the foregoing, until the Successful Bidder has been determined in accordance with the Bid Procedures Order, Sellers may, directly or indirectly through Representatives of Sellers, (i) solicit inquiries, proposals or offers from Third Parties (a “Potential Bidder”) for the Assets (and negotiate the terms of such proposals or offers) in connection with any Alternative Transaction, (ii) engage in discussions and negotiations regarding an Alternative Transaction with any Potential Bidder and any Potential Bidder’s Representatives in accordance with or as otherwise permitted under the Bid Procedures Order in connection with the solicitation of one or more proposals relating to an Alternative Transaction, (iii) enter into any agreement or letter of intent with respect to any Alternative Transaction and (iv) furnish to any Potential Bidder and its Representatives public or non-public information relating to any Seller and afford to any such Potential Bidder access to any properties, assets, books or records of any Seller or the business of Sellers.

(g)           Without limiting the requirements of Section 7.02(a) through Section 7.02(f), from and after the Execution Date until the earlier of (x) the conclusion of the Auction if Buyer is not a Successful Bidder at the Auction or (y) the Closing, Sellers, each of Parent and Buyer agree to:

(i)            support and take all steps reasonably necessary and desirable to consummate the Transactions in accordance with this Agreement;

(ii)           to the extent any legal or structural impediment arises that would prevent, hinder or delay the consummation of the Transactions, support and take all steps reasonably necessary and desirable to address any such impediment;

(iii)          negotiate in good faith and use commercially reasonable efforts to execute and deliver the definitive documents and any other required agreements to effectuate and consummate the Transactions; and

(iv)          consult and negotiate in good faith with material stakeholders and their advisors regarding the execution of definitive documents and the implementation of the Transactions.

(h)           If an Auction is conducted and Sellers do not choose Buyer as the Successful Bidder, but instead choose Buyer as the Back-up Bidder, Buyer will serve as the Back-up Bidder. If Buyer is chosen as the Back-up Bidder, Buyer will be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as may be amended with Sellers’ written consent prior to or at the Auction) open and irrevocable until the Back-up Termination Date. If the agreement with the Successful Bidder (other than Buyer) is terminated prior to closing under such agreement, Buyer will be deemed to be the Successful Bidder and each of Parent and Buyer will forthwith consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be amended with Sellers’ written consent prior to or at the Auction).

(i)            The Escrow Funds shall be applied as provided in this Agreement or returned to Buyer in accordance with this Agreement and the Bid Procedures. Any instructions provided by Sellers to the Escrow Agent in respect of the Escrow Funds shall be consistent with this Agreement and the Bid Procedures.

Section 7.03           Public Announcements. Each Party agrees that, prior to Closing, the consent (as to both form and content), not to be unreasonably withheld, of the other Parties shall be obtained prior to issuing any press release or making any public statement with respect to this Agreement or the other Transaction Documents or the Transactions, except to the extent that such press release or other public announcement is required in connection with the Auction, the Bid Procedures Order, any order of the Bankruptcy Court or by Applicable Law and such prior notice is not practicable given the circumstances giving rise to the requirement to issue such release; provided that Parent, Buyer, Sellers and Basic Parent shall be permitted to issue a press release or make a public announcement upon the execution of this Agreement to announce such execution of this Agreement and will provide the other Parties with a copy of such press release or public announcement in advance of its release and provide such other Parties with a reasonable opportunity to comment on the same. From and after the Closing, Parent, Buyer and Sellers will provide each other a copy of any press release or other public announcement with respect to this Agreement, the other Transaction Documents or the Transactions that Parent, Buyer, Basic Parent or a Seller proposes to issue or make in advance of its release and provide the others with a reasonable opportunity to comment on the same, except to the extent that such press release or other public announcement is required by any order of the Bankruptcy Court or Applicable Law and such prior notice is not practicable given the circumstances giving rise to the requirement to issue such release.

Section 7.04          Confidentiality. The Parties acknowledge that Parent and Basic Parent previously executed the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, to the extent of any conflict between the provisions of the Confidentiality Agreements and the terms hereof, the terms hereof shall prevail. The Parties acknowledge and understand that this Agreement will be filed with the Bankruptcy Court and may be made available by Sellers to Potential Bidders as contemplated by the Bid Procedures Order. The Parties agree that such disclosure shall not be deemed to violate any confidentiality obligations owing to any Party, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Notwithstanding the foregoing, this Section 7.04 shall not in any way limit, to the extent required by Applicable Law, the disclosure of information by Sellers or their Affiliates in connection with the administration of the Bankruptcy Cases, pursuant to any provision of the Bankruptcy Code or any order of the Bankruptcy Court.

Section 7.05          Employee Matters.

(a)           Pursuant to Section 6 of the Confidentiality Agreement, each of Parent and Buyer is subject to certain restrictions on the solicitation and hiring of the employees of Sellers and certain of their Affiliates. However, Sellers agree that, (i) solely during the period beginning on the Execution Date and ending on the earlier to occur of (A) the Closing Date and (B) the termination of this Agreement in accordance with its terms, Buyer or one of its Affiliates may make offers of employment to any or all of the Seller Employees (each such offer, an “Employment Offer”); provided, however, that any such Employment Offer must comply with Section 7.05(b), and (ii) if, and only if, the Closing has occurred, Buyer or its applicable Affiliate(s) may hire any Seller Employee pursuant to any Employment Offer made in compliance with Section 7.05(a)(i).

(b)           Within five (5) days after the Execution Date, Sellers will update the Compensation Schedule to include the following with respect to each Seller Employee: (1) leave status (including nature and expected duration of any leave); (2) details of any visa or other work permit; and (3) accrued but unused vacation, paid time off, sick days and personal days. Each Employment Offer shall provide for compensation at a base salary or base wage and annual cash incentive compensation opportunity, as applicable, and employee benefit plans and arrangements, in each case, that are no less favorable than those provided to similarly situated employees of Buyer, and shall be subject to and conditioned upon the occurrence of the Closing and any employment by Buyer or its Affiliates of any Seller Employee shall not become effective prior to the Closing. A copy of any Employment Offer shall be delivered to Sellers at least five (5) Business Days prior to being delivered to the applicable employee. Buyer shall provide to Sellers, not later than the Closing Date, the names of each Seller Employee who has then accepted an Employment Offer from Buyer or any of its Affiliates (each Seller Employee who accepts such an offering being a “Continuing Employee”) and the names of the Seller Employees who have then declined an Employment Offer from Buyer or its Affiliates. Each Continuing Employee shall, as of the Closing Date (if he or she is still employed by Sellers or their Affiliate), be terminated by Sellers or their Affiliate, as applicable (and Sellers shall and shall cause their Affiliates to release such Continuing Employee from all non-compete or similar restrictions that would restrict or be violated in any way by, such Continuing Employee’s activities as an employee of Buyer or its Affiliate) and become an employee of Buyer or its Affiliate.

(c)           Sellers shall reasonably assist Buyer and its Affiliates, as applicable, in communicating with the employees of Sellers and their Affiliates regarding potential employment with Buyer or its Affiliates; provided that Buyer shall coordinate with a Person designated by Sellers in discussing Employment Offers with the Seller Employees and shall not directly communicate with any Seller Employee regarding potential employment by Buyer or its Affiliates other than as directed or consented to by such designee. Sellers shall reasonably assist Buyer and its Affiliates, as applicable, in facilitating all employment offers, including the execution of Form I-9s and other pre-employment documents for all Continuing Employees.

(d)           Buyer shall, and shall cause its Affiliates to, credit Continuing Employees for service earned on and prior to the Closing Date with Sellers and their Affiliates or predecessors to the extent that such service would be credited pursuant to the applicable employee benefit plan, program or arrangement maintained by Sellers, in addition to service earned with Buyer and its Affiliates on or after the Closing Date to the extent that service is relevant for purposes of eligibility, vesting, paid-leave entitlement or the calculation of benefits under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Continuing Employees on or after the Closing Date, but not for the purposes of benefit accrual under any defined benefit pension plan; provided, however, that nothing herein shall result in a duplication of benefits with respect to the Continuing Employees.

(e)           Buyer shall use commercially reasonable efforts to (or, as applicable, cause its Affiliates to) waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Continuing Employees and their eligible spouses and dependents under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Continuing Employees on or after the Closing Date. Buyer shall use commercially reasonable efforts to (or, as applicable cause its Affiliates to) credit for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits under the comparable health plans and arrangements offered to Continuing Employees, deductibles, co-insurance, co-pays and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under Sellers or any of their respective Affiliates’ health plans in the calendar year in which the Closing Date occurs.

(f)            Buyer or its Affiliates shall provide each Continuing Employee with credit for the same number of vacation, paid time off, sick days and personal days such Continuing Employee has accrued but not used in the calendar year in which the Closing Date occurs (“Accrued PTO”); provided, that to the extent required by applicable Law, such amount shall be paid by Buyer or its Affiliates to the applicable Continuing Employee in cash. For the avoidance of doubt, after the Closing Date, Continuing Employees will only be eligible to use Accrued PTO (and any vacation, paid time off, sick days and personal days accrued following the Closing Date) in accordance with Buyer’s or its Affiliates’ policies, as applicable, that are in effect from time to time. Prior to the Closing Date, Sellers shall provide to Buyer an updated Compensation Schedule to include each Continuing Employee’s Accrued PTO as of the Closing Date.

(g)           On the Closing Date, Sellers and their Affiliates shall cease to provide health and welfare coverage to each Continuing Employee and his or her covered dependents and beneficiaries, and Buyer or its Affiliate shall commence providing such coverage to Continuing Employees and his or her covered dependents and beneficiaries. Buyer and its “buying group” (as defined in Treasury Regulation section 54.4980B-9, Q&A-2(c)) shall be solely responsible for providing continuation coverage under COBRA to those individuals who are or become M&A qualified beneficiaries (as defined in Treasury Regulation section 54.490B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement. Buyer and its Affiliates shall provide coverage required by COBRA to Continuing Employees and their eligible dependents or beneficiaries under group health plans maintained by Buyer or an Affiliate of Buyer with respect to qualifying events occurring on and after the Closing Date.

(h)           Each of Parent and Buyer acknowledge that, except for solicitations expressly permitted by Section 7.05(a)(i) and hiring expressly permitted by Section 7.05(a)(ii), each of Parent and Buyer remains subject to the restrictions on the solicitation of the employees of Sellers and their Affiliates contained in Section 6 of the Confidentiality Agreement.

Section 7.06          Tax Matters; Apportionment of Tax Liability.

(a)           Non-Income Taxes.

(i)            All Non-Income Taxes (and any refunds thereof) with respect to the Assets attributable to any taxable period (or portion thereof) before the Closing Date shall be for Sellers’ account, and all Non-Income Taxes (and any refunds thereof) with respect to the Assets attributable to any taxable period (or portion thereof) after (and including if applicable) the Closing Date shall be for Buyer’s account.

(ii)           All real estate, personal property, and similar ad valorem Taxes (and any refunds thereof) assessed with respect to the Assets for the taxable year of the Closing shall be prorated based on the number of full days in such period that occur before the Closing Date, on the one hand, and the number of days in such period that occur on or after the Closing Date, on the other hand. All other Non-Income Taxes (and any refunds thereof) with respect to the Assets shall be allocated between Sellers and Buyer as though the taxable year of the Closing ended as of the close of business on the day before the Closing Date, and all such Non-Income Taxes (and any refunds thereof) with respect to the Assets attributable to taxable periods ending as of the close of business on the day before the Closing Date shall be for Sellers’ account and all such Non-Income Taxes (and refunds thereof) with respect to the Assets attributable to taxable periods beginning on or after the Closing Date shall be for Buyer’s account.

(iii)          To the extent known, the apportionment of Non-Income Taxes (and any refunds thereof) with respect to the Assets for the taxable year of the Closing between the Parties shall take place in the Closing Statement and the Final Settlement Statement (without duplication) by (i) increasing the Purchase Price pursuant to Section 2.04(d)(i) by the amount of all Non-Income Taxes allocated to Buyer in accordance with this Section 7.06(a) but paid by Sellers prior to the Closing Date (or after the Closing Date but prior to the determination of the Adjusted Purchase Price) and (ii) decreasing the Purchase Price pursuant to Section 2.04(d)(i) by the amount of all Non-Income Taxes allocated to Sellers in accordance with this Section 7.06(a) but paid or payable by Buyer. If the actual amount of Non-Income Taxes is not determinable in connection with the preparation of the Closing Statement or the Final Settlement Statement, as applicable, Buyer and Sellers shall utilize the most recent information available in estimating the adjustments to the Purchase Price contemplated by this Section 7.06(a)(iii). Upon determination of the actual amount of Non-Income Taxes with respect to the Assets for the taxable year of the Closing, to the extent the actual amount of a Non-Income Tax (or the amount thereof paid or economically borne by Buyer or Sellers) allocable to Buyer or Sellers under this Section 7.06(a) is determined to be different than the amount, if any, that was taken into account in the determination of the Purchase Price as set forth in the Closing Statement or Final Settlement Statement or was not taken into account in the determination of the Purchase Price as set forth in the Closing Statement or Final Settlement Statement, timely payments shall be made from Sellers to Buyer, or from Buyer to Sellers, as applicable, to the extent necessary to cause the applicable Party to bear the amount of such Non-Income Tax that is allocable to such Party under this Section 7.06(a).

(iv)          Subject to the payment right in Section 7.06(a)(iii), Buyer shall be responsible for the payment to the applicable Governmental Authority of all Non-Income Taxes with respect to the Assets that become due and payable on or after the Closing Date. For the avoidance of doubt, the Parties acknowledge that Buyer shall not be responsible for the payment of any Tax set forth on, or arising from or relating to a disclosure item set forth on, Disclosure Schedule 3.11 (other than Non-Income Taxes with respect to the Assets arising from, or relating to, Liens for current period Taxes not yet due and payable for the taxable year of the Closing that are set forth on Disclosure Schedule 3.11 and that are allocated to Buyer pursuant to Section 7.06(a)(i) and Section 7.06(a)(ii)).

(b)           Transfer Taxes. Any sales, use, transfer, documentary, stamp, registration or similar Taxes (“Transfer Taxes”) due as a result of the transfer of the Assets pursuant to this Agreement that are not eliminated or reduced through the application of Section 1146(a) of the Bankruptcy Code and/or the Sale Order entered by the Bankruptcy Court shall be borne by Buyer. If required by Applicable Law, Sellers shall, in accordance with Applicable Law, calculate and remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets to Buyer, and Buyer shall promptly reimburse Sellers for such Transfer Taxes. If Sellers receive notice that any Transfer Taxes are due, Sellers shall promptly forward a copy of such notice to Buyer. Sellers and Buyer shall reasonably cooperate in the preparation of any Tax Return related to Transfer Taxes, including by signing and delivering such resale, occasional sale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any Transfer Taxes, and Buyer shall file (or cause to be filed) any such Tax Returns related to Transfer Taxes.

(c)           Purchase Price Allocation. Buyer shall provide to Sellers a statement (the “Allocation”) allocating the Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Assets in accordance with section 1060 of the Code, the Treasury Regulations promulgated thereunder and consistent with the methodology in Schedule 7.06(c) within ninety (90) days after the Closing Date. Such allocation shall become conclusive and binding on the Parties fifteen (15) days after timely delivery by Buyer unless Sellers object in writing to the Allocation. If Sellers object, the Parties shall use commercially reasonable efforts to resolve any disputes within fifteen (15) days after Buyer’s receipt of written notice of Sellers’ objection. Any unresolved disputes shall be submitted to the Referee or an accounting firm selected pursuant to the procedures in Section 2.06(d) (the “Accounting Firm”). The resolution of the dispute by the Accounting Firm shall be conclusive and binding on all Parties and the Allocation shall be updated to reflect such resolution. Sellers and Buyer shall use commercially reasonable efforts to update the Allocation in a manner consistent with section 1060 of the Code and the methodology in Schedule 7.06(c) following any adjustment to the Purchase Price pursuant to this Agreement. For the avoidance of doubt, the Parties shall cooperate in determining the portion of the Purchase Price allocable to the Assets that are subject to a Transfer Tax prior to the due date of the Tax Return required to be filed in connection with such Transfer Taxes; provided, that if the Parties do not agree with respect to such determination, such matter shall be resolved in accordance with the process outlined in this Section 7.06(c); provided, further, that in the event of a dispute with respect to such a determination that is not resolved prior to the due date of the applicable Tax Return, such Tax Return shall be filed utilizing an allocation determined by Buyer and such Tax Return shall be amended if the Allocation is subsequently adjusted pursuant to the procedures described above. Sellers and Buyer shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, in all Tax Returns, including IRS Form 8594, which Buyer and Sellers shall file with the Internal Revenue Service or any other Governmental Authority and neither Sellers nor Buyer shall take any position in any such Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final “determination” as defined in section 1313(a) of the Code. Sellers and Buyer agree to promptly advise each other regarding the existence of any tax audit, controversy or litigation related to the Allocation.

(d)            Tax Cooperation. The Parties shall cooperate in good faith fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes related to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding, provided that nothing in this Section 7.06(d) shall prohibit Sellers from ceasing operations or winding up its affairs following the Closing, and the obligation of each Seller under this Section 7.06(d) shall not survive any such ceasing or winding up.

Section 7.07           Disclosure Schedule Updates.

(a)           From and after the Execution Date until the Closing, Sellers shall be entitled to supplement, update, amend or modify the Disclosure Schedules relating to the representations and warranties of Sellers set forth in Article III to reflect any facts, circumstances or events first arising or, in the case of representations given to the Knowledge of Sellers, becoming known to Sellers subsequent to the Execution Date, by providing Buyer with written notice (“Schedule Update Notice”) setting forth the update, amendment or modification and specifying the Disclosure Schedule or Disclosure Schedules affected thereby, and such supplement, update, amendment or modification shall amend and supplement the applicable Disclosure Schedules previously delivered; provided, however, that if any such Disclosure Schedules are supplemented, updated, amended or modified in a manner that discloses any matter or circumstance that would otherwise give rise to a failure of the condition in Section 8.02(a)(ii) to be satisfied as of the date of such Schedule Update Notice (determined as if the date of such Schedule Update Notice were the Closing Date), Buyer may terminate this Agreement pursuant to Section 9.01(d)(ii), provided if Buyer provides written notice to terminate this Agreement pursuant to Section 9.01(d)(ii) then, if such breach giving rise to the failure of such condition is capable of being cured, upon written notice of Sellers to Buyer within one (1) Business Day of receipt of Buyer’s written notice to terminate this Agreement pursuant to Section 9.01(d)(ii) that Sellers elect to attempt to cure such breach such termination shall not be effective unless (and until) as of the end of the applicable cure period set forth in Section 9.01(d)(ii) such breach shall not have been cured to the extent necessary to no longer cause a failure of the condition in Section 8.02(a)(ii) to be satisfied. If Buyer fails to timely provide written notice to terminate this Agreement pursuant to Section 9.01(d)(ii) with respect to any supplement, update, amendment or modification of the Disclosure Schedules as provided in this Section 7.07, then Buyer, in respect of such matters disclosed by supplement, update, amendment or modification, shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.02(a)(ii) or Section 9.01(d)(ii), as applicable, and to have accepted such updated Disclosure Schedules for all purposes under this Agreement.

(b)           From and after the Execution Date until the Closing, Buyer shall be entitled to supplement, update, amend or modify the Disclosure Schedules relating to the representations and warranties of Parent and Buyer set forth in Article IV to reflect any facts, circumstances or events first arising subsequent to the Execution Date, by providing Sellers with a Schedule Update Notice setting forth the update, amendment or modification and specifying the Disclosure Schedule or Disclosure Schedules affected thereby, and such supplement, update, amendment or modification shall amend and supplement the applicable Disclosure Schedules previously delivered; provided, however, that if any such Disclosure Schedules are supplemented, updated, amended or modified in a manner that discloses any matter or circumstance that would otherwise give rise to a failure of the condition in Section 8.03(a)(ii) to be satisfied as of the date of such Schedule Update Notice (determined as if the date of such Schedule Update Notice were the Closing Date), Sellers may terminate this Agreement pursuant to Section 9.01(e)(ii), provided if Sellers provide written notice to terminate this Agreement pursuant to Section 9.01(e)(ii) then, if such breach giving rise to the failure of such condition is capable of being cured, upon written notice of Buyer to Sellers within one (1) Business Day of receipt of Sellers’ written notice to terminate this Agreement pursuant to Section 9.01(e)(ii) that Buyer elects to attempt to cure such breach such termination shall not be effective unless (and until) as of the end of the applicable cure period set forth in Section 9.01(e)(ii) such breach shall not have been cured to the extent necessary to no longer cause a failure of the condition in Section 8.03(a)(ii) to be satisfied. If Sellers fail to timely provide written notice to terminate this Agreement pursuant to Section 9.01(e)(ii) with respect to any supplement, update, amendment or modification of the Disclosure Schedules as provided in this Section 7.07, then Sellers, in respect of such matters disclosed by supplement, update, amendment or modification, shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.03(a)(ii) or Section 9.01(e)(ii), as applicable, and to have accepted such updated Disclosure Schedules for all purposes under this Agreement.

Section 7.08           Replacement of Existing Letters of Credit. The Parties acknowledge that none of the Existing Letters of Credit, if any, posted by Sellers, whether with Governmental Authorities or otherwise, relating to the Assets are to be transferred to Buyer. On or before Closing, Buyer shall endeavor to obtain, or cause to be obtained in the name of Buyer, replacements for such Existing Letters of Credit designated as “Replacement Letters of Credit” on Disclosure Schedule 3.14 (the “Replacement Letters of Credit”) as necessary to permit the cancellation of the Replacement Letters of Credit at Closing and the release to Sellers of all cash or cash equivalent deposits of Sellers with respect to such Replacement Letters of Credit. Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Buyer has previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the cancellation of the Replacement Letters of Credit and the release to Sellers of all cash or cash equivalent deposits of Sellers with respect to such Replacement Letters of Credit at Closing. Notwithstanding the foregoing, in the event Buyer is unable to obtain any such bonds, letters of credit and guarantees prior to Closing adequate to secure the cancellation of the Replacement Letters of Credit and the release to Sellers of all cash or cash equivalent deposits of Sellers with respect to such Replacement Letters of Credit, the Parties shall nonetheless proceed with Closing and Buyer shall (a) at Closing deliver to Sellers an amount equal to the cash or cash equivalent deposits of Sellers with respect to such Replacement Letters of Credit that are not released at Closing and (b) indemnify and hold Sellers harmless for any failure to obtain such bonds, letters of credit and guarantees. If Sellers receive any amounts after the Closing as a return of the cash or cash equivalent deposits of Sellers with respect to such Replacement Letters of Credit (such amount returned to Sellers, the “Excess Recovery Amount”), Sellers shall deliver to Buyer the Excess Recovery Amount.

Section 7.09          Casualty or Condemnation Loss.

(a)           If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed or otherwise impaired by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or other casualty or is taken in condemnation or under right of eminent domain (in each case, a “Casualty or Condemnation Loss”) that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect, then, subject to Section 7.09(b), Buyer shall nevertheless be required to close the transactions contemplated by the Agreement without any change to the Purchase Price, and Sellers shall (i) pay to Buyer all sums paid to Sellers by Third Parties by reason of such Casualty or Condemnation Loss with respect to the Assets (net of amounts spent or incurred by Sellers prior to Closing with respect to replacement or repair of any such Casualty or Condemnation Loss), (ii) assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ and their Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty or Condemnation Loss with respect to the Assets, (iii) to the extent any retention or deductible related to applicable insurance policies referred to in clause (ii) is not paid by Sellers prior to the Closing, the Purchase Price shall be reduced by the amount of such retention or deductible, and (iv) otherwise provide reasonable cooperation to Buyer (whether before or after the Closing Date) in the pursuit of such insurance claims, unpaid awards and other rights against Third Parties; provided, however, that Sellers shall reserve and retain (and Buyer shall assign to Sellers) all rights, title, interests and claims against Third Parties for the recovery of Sellers’ costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty or Condemnation Loss. Except as expressly set forth hereinabove, Sellers shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(b)           If, after the Execution Date but prior to the Closing Date, there is a Casualty or Condemnation Loss that, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect, then Buyer may terminate this Agreement pursuant to Section 9.01(d)(iii) (and such Casualty or Condemnation Loss shall be deemed for purposes of Section 9.01(d)(iii) to be an unwaived condition in Section 8.02 that is incapable of being satisfied by the End Date).

Section 7.10          Transition Services Agreement. The Parties shall cooperate in good faith to negotiate and enter into a transition services agreement on mutually acceptable terms prior to the Closing; provided that, nothing in this Section 7.10 or such transition services agreement will require Sellers to maintain sufficient personnel to perform any services after Closing, and Sellers shall have no obligation to procure any services from Third Parties or employ any personnel in connection with the performance of any services and Sellers shall have no obligation to provide any services under such transition services agreement to the extent Sellers do not have sufficient personnel to provide such services; provided further that, for a period of thirty (30) days after the Closing, Sellers shall not voluntarily terminate the employment of any employee necessary for the performance of any services contemplated in the transition services agreement other than for cause (as determined in Sellers’ sole discretion and consistent with past practices) or materially reduce the base salary or benefits provided to any such employee unless, after giving effect to such termination or any resignation of any such employee, Sellers shall have available to it sufficient employees to perform such services.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01          Conditions to Obligations of Parent, Buyer and Sellers. The obligations of Parent, Buyer and Sellers to consummate the Closing are subject to the satisfaction (or, in the case of clauses (b) and (c) of this Section 8.01, waiver by each to the extent permitted under Applicable Law) of each of the following conditions:

(a)           no Applicable Law shall prohibit the Transactions or the consummation of the Closing;

(b)           all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained (other than those actions or filings that are customarily obtained after the Closing); and

(c)           no injunction, order, decree or judgment of any Governmental Authority of competent jurisdiction shall be in effect which prohibits, restrains or enjoins the consummation of the Transactions; provided that the Party seeking to rely on this Section 8.01(c) as a basis not to consummate the Closing must have used commercially reasonable efforts to prevent the entry of such injunction, order, decree or judgment.

Section 8.02          Conditions to Obligation of Parent and Buyer. The obligation of each of Parent and Buyer to consummate the Closing is subject to the satisfaction (or waiver by Parent and Buyer) of each of the following further conditions:

(a)           (i) each Seller shall have performed in all material respects all of its covenants and other obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) (A) the representations and warranties of Sellers set forth in Article III of this Agreement (other than the Seller Fundamental Representations), disregarding all qualifications and exceptions contained therein as to “material,” “in all material respects,” Seller Material Adverse Effect or similar materiality qualifiers, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as do not, or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (B) the Seller Fundamental Representations shall be true and correct at and as of the Closing Date, as if made at and as of such date;

(b)           the Bid Procedures Order and the Sale Order, together with any other order of the Bankruptcy Court required to consummate the Transactions, shall have been entered by the Bankruptcy Court and each such order shall be a Final Order and in full force and effect;

(c)           Sellers shall have delivered each of the items required by Section 2.05(c) to be delivered by Sellers at the Closing; and

(d)           Sellers or its Affiliates shall have paid, or otherwise satisfied, all amounts due and payable pursuant to that certain letter agreement dated as of July 8, 2021, by and between Occidental Petroleum Corporation and Basic Parent.

Section 8.03          Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction (or waiver by Sellers) of the following further conditions:

(a)           (i) each of Parent and Buyer shall have performed in all material respects all of its covenants and other obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) (A) the representations and warranties of Parent and Buyer set forth in Article IV of this Agreement (other than the Buyer Fundamental Representations), disregarding all qualifications and exceptions contained therein as to “material,” “in all material respects,” Parent Material Adverse Effect or Buyer Material Adverse Effect or similar materiality qualifiers, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as do not, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a Buyer Material Adverse Effect, and (B) the Buyer Fundamental Representations shall be true and correct at and as of the Closing Date, as if made at and as of such date;

(b)           the Bid Procedures Order and the Sale Order, together with any other order of the Bankruptcy Court required to consummate the Transactions, shall have been entered by the Bankruptcy Court and each such order shall be a Final Order and in full force and effect; and

(c)           (i) Parent and Buyer shall have delivered each of the items required by Section 2.05(d) to be delivered by Parent and Buyer (as applicable) at the Closing, (ii) Buyer shall have made the payment of the Cash Consideration as required by Section 2.05(e) and (iii) Parent shall have provided evidence to Sellers of issuance instructions to the Transfer Agent of the Stock Consideration promptly after delivery thereof as required by Section 2.05(f).

ARTICLE IX
TERMINATION

Section 9.01          Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Sellers and Buyer;

(b)           by Sellers upon written notice to Buyer or by Buyer upon written notice to Sellers if the Closing shall not have been consummated on or before the date that is sixty (60) days after the Execution Date or such later date as is necessary to accommodate the cure period contemplated by Section 9.01(d)(ii)(B) or Section 9.01(e)(ii)(B) below (the “End Date”), unless extended by mutual written agreement of Buyer and Sellers and subject to the extension contemplated by the proviso to Section 9.01(d) and the proviso to Section 9.01(e) below; provided that, Sellers shall be entitled to extend the End Date for up to an additional fifteen (15) days upon written notice to Buyer;

(c)            by Sellers upon written notice to Parent and Buyer or by Buyer upon written notice to Sellers if a Governmental Authority of competent jurisdiction shall have issued an order, injunction or judgment or law that permanently restrains, prohibits, enjoins or declares illegal the Transactions and such order, injunction or judgment becomes final and non-appealable;

(d)           by Buyer upon written notice by Buyer to Sellers if:

(i)            (A) an Auction occurs and Buyer is not the Successful Bidder or the Back-up Bidder at the Auction or (B) the Bankruptcy Court shall have approved any Alternative Transaction or Sellers shall have entered into any definitive agreement with respect to any Alternative Transaction; provided that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 9.01(d)(i)(B) if an Auction occurs and Buyer is the Back-up Bidder except upon the earlier of (1) the consummation of such Alternative Transaction or (2) the Back-up Termination Date;

(ii)           Sellers shall have breached of any of their representations, warranties, covenants or other obligations contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.02 and (A) such breach is not waived in writing by Buyer or (B) solely to the extent such breach is capable of being cured, following written notice thereof from Buyer to Sellers specifying the reason such condition is unsatisfied, such breach remains uncured for a period of ten (10) Business Days after Sellers’ receipt of such written notice from Buyer;

(iii)          any condition set forth in Section 8.01 or Section 8.02 that has not been waived by Buyer shall have become incapable of being satisfied by the End Date; or

(iv)          the Bid Procedures Order shall not have been entered by the Bankruptcy Court within seven (7) days of the Petition Date;

provided that each deadline set forth in clauses (i),  (ii) and (iv) of this Section 9.01(d) shall be subject to the Bankruptcy Court’s docket, and accordingly, (A) shall be deemed extended through the date of the hearing set by the Bankruptcy Court for consideration of the applicable pleading if, after using reasonable efforts, Sellers are unable to obtain a docket setting for such hearing prior to such deadline, (B) shall be deemed extended through the date(s) of any continued hearing set by the Bankruptcy Court for consideration of such pleading if, after using reasonable efforts, Sellers are unable to conclude such hearing(s) prior to such deadline and (C) shall be deemed extended as required to comply with any notice periods required under the Bankruptcy Code which, as a result of any extensions described under the foregoing clauses (A) and (B), cannot be complied with prior to such deadline; or

(e)           by Sellers upon written notice by Sellers to Parent and Buyer if:

(i)            (A) an Auction occurs and Buyer is not the Successful Bidder or the Back-up Bidder at the Auction or (B) the Bankruptcy Court shall have approved any Alternative Transaction or Sellers shall have entered into any definitive agreement with respect to any Alternative Transaction; provided that Sellers shall not be permitted to terminate this Agreement pursuant to this Section 9.01(e)(i)(B) if an Auction occurs and Buyer is the Back-up Bidder except upon the earlier of (1) the consummation of such Alternative Transaction or (2) the Back-up Termination Date;

(ii)           Parent or Buyer shall have breached any of its representations, warranties, covenants or other obligations contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.03 and (A) such breach is not waived in writing by Sellers or (B) solely to the extent such breach is capable of being cured, following written notice thereof from Sellers to Parent and Buyer specifying the reason such condition is unsatisfied, such breach remains uncured for a period of ten (10) Business Days after Buyer’s receipt of such written notice from Sellers;

(iii)          any condition set forth in Section 8.01 or Section 8.03 that has not been waived by Sellers shall have become incapable of being satisfied by the End Date; or

(iv)          Buyer shall not have deposited the Escrow Funds in the Escrow Account within one (1) Business Day after the Execution Date;

provided that each deadline set forth in clauses (i) and (ii) of this Section 9.01(e) shall be subject to the Bankruptcy Court’s docket, and accordingly, (A) shall be deemed extended through the date of the hearing set by the Bankruptcy Court for consideration of the applicable pleading if, after using reasonable efforts, Sellers are unable to obtain a docket setting for such hearing prior to such deadline, (B) shall be deemed extended through the date(s) of any continued hearing set by the Bankruptcy Court for consideration of such pleading if, after using reasonable efforts, Sellers are unable to conclude such hearing(s) prior to such deadline and (C) shall be deemed extended as required to comply with any notice periods required under the Bankruptcy Code which, as a result of any extensions described under the foregoing clauses (A) and (B), cannot be complied with prior to such deadline.

(f)            Notwithstanding the foregoing, (x) Sellers shall not be permitted to terminate this Agreement pursuant to this Section 9.01 if either Seller is in breach of any of its representations and warranties in this Agreement or shall have failed to perform or comply with any of its covenants and agreements in this Agreement such that either (A) the condition to closing set forth in clause (i) or (ii) (as applicable) of Section 8.02(a) shall not be satisfied or (B) such breach or failure to perform or comply by such Seller is the primary cause of the occurrence of any event giving Sellers a right to terminate this Agreement or the failure of the Closing to have occurred, and (y) Buyer shall not be permitted to terminate this Agreement pursuant to this Section 9.01 if either Parent or Buyer is in breach of its respective representations and warranties in this Agreement or shall have failed to perform or comply with any of its covenants and agreements in this Agreement such that either (A) the condition to closing set forth in clause (i) or (ii) (as applicable) of Section 8.03(a) shall not be satisfied or (B) such breach or failure to perform or comply by Parent or Buyer is the primary cause of the occurrence of any event giving Buyer a right to terminate this Agreement or the failure of the Closing to have occurred.

Section 9.02          Effect of Termination.

(a)           If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 9.01, then, except for the provisions of Section 5.03(d), Section 7.03, Section 7.04, this Section 9.02, Section 9.03 and Article XI and such of the defined terms on Exhibit A necessary to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.

(b)           If Sellers are entitled to terminate this Agreement pursuant to (i) Section 9.01(e)(ii) or (ii) Section 9.01(b) and, in the case of clause (ii), (A) Parent or Buyer is then in Willful Breach of this Agreement, or (B) Parent or Buyer has failed to close in the instance where, as of the End Date, (1) all of the conditions in Section 8.01 and Section 8.02 (in each case excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Sellers (or waived by Parent and Buyer), (2) each Seller is ready, willing and able to perform its obligations under Section 2.05(c), and (3) Parent or Buyer nevertheless fails to close, then, in each such event, Sellers shall be entitled to, at their option (x) obtain specific performance in lieu of termination or (y) terminate this Agreement and receive a distribution of the Escrow Funds (or if Buyer terminates this Agreement pursuant to Section 9.01(b) at a time when Sellers had the right to terminate this Agreement and receive a distribution of the Escrow Funds pursuant to this Section 9.02(b), Sellers shall be entitled to a distribution of the Escrow Funds) as liquidated damages for such termination (the Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date, shall not serve as a penalty and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Sellers). Nothing herein shall be construed to prohibit Sellers from first seeking specific performance in accordance with the last sentence of this Section 9.02(b), but thereafter terminating this Agreement and receiving a distribution of the Escrow Funds as liquidated damages in lieu of fully prosecuting its claim for specific performance. Each Party acknowledges that the remedies at law of Sellers for a breach or threatened breach of this Agreement by Parent or Buyer as contemplated pursuant to this Section 9.02(b) may be inadequate and, in recognition of this fact, Sellers, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available. If at any time Sellers are entitled to receive a distribution of the Escrow Funds pursuant to this Section 9.02(b), Sellers and Buyer shall promptly and jointly instruct the Escrow Agent to distribute to Sellers all of the Escrow Funds.

(c)           If this Agreement is terminated prior to the Closing by Sellers or by Buyer pursuant to Section 9.01 other than under the circumstances described in Section 9.02(b), within two (2) Business Days after such termination, Sellers and Buyer shall jointly instruct the Escrow Agent to distribute to Buyer all of the Escrow Funds.

(d)           Subject to this Section 9.02 and Section 9.03, upon the termination of this Agreement, no Party shall have any other liability or obligation hereunder, and Sellers shall be free to immediately enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

Section 9.03          Break-Up Fee; Expense Reimbursement.

(a)           If (i) this Agreement is terminated by (A) Buyer pursuant to and in accordance with Section 9.01(d)(i), or (B) Sellers pursuant to and in accordance with Section 9.01(e)(i), (ii) Buyer shall not have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 8.03(a) (excluding conditions that, by their terms, cannot be satisfied until the Closing) shall not be satisfied and (iii) any Seller or Sellers consummate an Alternative Transaction prior to the date that is six (6) calendar months after the Execution Date, Sellers shall, subject to entry of the Bid Procedures Order, pay to Buyer a termination fee in the amount of (A) $500,000 (the “Break-Up Fee”) plus (B) the reasonable and documented costs and expenses incurred by Buyer in connection with the Transactions, up to a maximum of $500,000 (the “Expense Reimbursement”), which Break-Up Fee and Expense Reimbursement will constitute, pursuant to sections 364 and 503 of the Bankruptcy Code, a superpriority administrative expense claim in each of Seller’s bankruptcy estates with priority over any and all administrative expense claims and shall be payable upon consummation of such Alternative Transaction from the proceeds of such sale.

(b)           Notwithstanding anything contained herein to the contrary, each of Parent and Buyer agrees that, upon any termination of this Agreement under circumstances where the Break-Up Fee and Expense Reimbursement is payable by Sellers pursuant to this Section 9.03 and such Break-Up Fee and Expense Reimbursement is paid in full to Buyer by Sellers, Parent and Buyer shall be precluded from any other remedy against Sellers, at law or in equity or otherwise, and neither Parent nor Buyer shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Sellers or any of their respective Representatives, equityholders or Affiliates in connection with this Agreement or the Transactions and Sellers and their respective Representatives, equityholders and Affiliates shall be fully released and discharged from any liability or obligation under or resulting from this Agreement and the Transactions.

(c)           Each of Parent and Buyer represents to Sellers, and Sellers acknowledge and agree, that this Section 9.03 is a condition precedent to the execution by Parent and Buyer of this Agreement and is necessary to ensure that Parent and Buyer will continue to pursue the Transaction, and each Seller acknowledges that the Break-Up Fee and Expense Reimbursement, if payable hereunder, (i) constitutes an actual and necessary cost and expense of preserving Sellers’ estates, within the meaning of section 503(b) of the Bankruptcy Code, (ii) is of substantial benefit to Sellers, (iii) is reasonable and appropriate, including in light of the size and nature of the Transactions and the efforts that have been or will be expended by Parent and Buyer, notwithstanding that the proposed Transactions are subject to higher or better offers, and (iv) was negotiated by the Parties at arms’-length and in good faith.

(d)           Sellers’ obligation to pay the Break-Up Fee and Expense Reimbursement, as provided herein, shall (i) survive termination of this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(e)(i), (ii) be paid to Buyer, in cash, within two (2) Business Days from the date of consummation of the first Alternative Transaction consummated by Sellers, from the sale proceeds thereof or otherwise from Sellers’ cash balances, and (iii) constitute, pursuant to sections 364 and 503 of the Bankruptcy Code, a superpriority administrative expense claim in each of Seller’s bankruptcy estates with priority over any and all administrative expense claims.

ARTICLE X
SURVIVAL AND INDEMNIFICATION

Section 10.01        Survival.

(a)           The representations and warranties of Sellers contained herein and in any certificate or other writing delivered by Sellers pursuant hereto shall terminate upon and not survive the Closing and there shall be no liability (whether arising in contract, tort or otherwise, or whether at law or in equity, and regardless of the legal theory under which any entitlement, remedy or recourse may be sought or imposed (including all rights afforded by any statute which limits the effects of a release with respect to unknown claims)) thereafter in respect thereof. Each of the covenants of Sellers contained in this Agreement shall terminate upon the Closing except to the extent that performance under such covenant is to take place after Closing, in which case such covenant shall survive the Closing until the earlier of (i) performance of such covenant in accordance with this Agreement or, (ii) (A) if time for performance of such covenant is specified in this Agreement, thirty (30) days following the expiration of the time period for such performance or (B) if time for performance of such covenant is not specified in this Agreement, the expiration of applicable statute of limitations with respect to any claim for any failure to perform such covenant. The intended effect of termination of Sellers’ representations, warranties, covenants and agreements is to bar, from and after the date of termination, any claim or cause of action based on (x) the alleged inaccuracy of such representation or breach of such warranty or (y) such alleged breach or failure to fulfill such covenant or agreement; provided that if a written notice of any claim with respect to any covenant to be performed after Closing is given to Sellers prior to the expiration of such covenant then such covenant shall survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement. Neither Parent nor Buyer shall have any recourse against any Seller Indemnified Party or any of their Affiliates or their respective lenders or creditors from and after Closing for any Losses relating to the Assets or this Agreement (including title and environmental matters) or Sellers’ breach of any representations and warranties, covenants or other provision of this Agreement, subject to Parent’s and Buyer’s rights under Section 11.11 with respect to those covenants of Sellers the performance of which is to take place after closing, as contemplated by this Section 10.01(a).

(b)           All representations and warranties of Buyer contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the date that is eighteen (18) months after the Closing (the “Survival Date”); provided that the Buyer Fundamental Representations shall survive the Closing indefinitely. Each of the covenants of Buyer contained in this Agreement shall terminate upon the Closing except to the extent that performance under such covenant is to take place after Closing, in which case such covenant shall survive the Closing until the earlier of (i) performance of such covenant in accordance with this Agreement or, (ii) (A) if time for performance of such covenant is specified in this Agreement, thirty (30) days following the expiration of the time period for such performance or (B) if time for performance of such covenant is not specified in this Agreement, the expiration of applicable statute of limitations with respect to any claim for any failure to perform such covenant. Notwithstanding anything herein to the contrary, Buyer will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 10.02(a)(i), unless written notice of a claim thereof is delivered to Buyer prior to the Survival Date.

(c)           Subject to Section 10.01(a), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants, obligations and agreements of Sellers shall be of no further force and effect after the date of their expiration as set forth in Section 10.01(a). For the avoidance of doubt, nothing in this Agreement shall prohibit Sellers from ceasing operations or winding up its affairs following the Closing.

(d)           Any representation and warranty insurance policy obtained by Buyer in connection with the transactions contemplated by this Agreement shall include a complete and unconditional (except in cases of fraud) waiver of subrogation and contribution rights against all of the Seller Indemnified Parties, and neither Buyer nor any of its Affiliates shall amend or waive such waiver in any respect without the prior written consent of Sellers.

Section 10.02         Indemnification by Buyer.

(a)           From and after Closing, Buyer hereby assumes and agrees to release, defend, indemnify and hold Sellers and their Affiliates, and each of their respective officers, managers, directors, employees, equity owners, agents and successors (collectively, the “Seller Indemnified Parties”) harmless from and against any and all losses, liabilities, obligations, damages, costs and expenses (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from:

(i)            any breach of any representation or warranty of Parent or Buyer set forth in Article IV hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Parent or Buyer pursuant to this Agreement;

(ii)           any breach of any covenant or other agreement on the part of Parent or Buyer under this Agreement;

(iii)          the Assumed Liabilities;

(iv)          the Assets or Buyer’s ownership or operation of the Assets after the Closing Date;

(v)           Buyer Taxes;

(vi)          any and all Expenses incident to the foregoing; and

(vii)         any other indemnity obligations of Parent, Buyer and their Affiliates expressly set forth in this Agreement.

(b)           The aggregate amount of all payments made by the Buyer in satisfaction of claims for indemnification pursuant to Section 10.02(a)(i) shall not exceed an amount equal to $2,000,000 (the “Cap”); provided that (A) the Cap shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of the Buyer Fundamental Representations and (B) in no event shall the aggregate amount of all payments made by Buyer in satisfaction of claims for indemnification pursuant to Section 10.02(a)(i) exceed the Adjusted Purchase Price actually paid by Buyer.

Section 10.03         Indemnification Procedures.

(a)           In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any Indemnified Party in respect of which payment may be sought under Section 10.02 (an “Indemnification Claim”), the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Indemnification Claim. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim.

(b)           After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

Section 10.04        Express Negligence. THE INDEMNIFICATION, RELEASE, ASSUMED LIABILITIES, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. PARENT, BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 10.05        Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for U.S. federal, state, local and foreign income tax purposes. Any indemnity payment under this Article X shall be treated as an adjustment to the value of the asset upon which the underlying Indemnification Claim was based, unless a final determination (within the meaning of section 1313 of the Code) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the value of the asset for U.S. federal income tax purposes.

Section 10.06         Sole and Exclusive Remedy. Except for the post-Closing payments contemplated in Section 2.07, the remedies provided in this Article X shall be the sole and exclusive legal and equitable remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, or whether at law or in equity, and regardless of the legal theory under which such entitlement, remedy or recourse may be sought or imposed (including all rights afforded by any statute which limits the effects of a release with respect to unknown claims), it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by law. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Sellers or any of their Affiliates (the “Seller Non-Party Group”) shall have any liability for any obligations or liabilities of Sellers under this Agreement of or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer, Parent or any of their Affiliates (the “Buyer Non-Party Group”) shall have any liability for any obligations or liabilities of Buyer or Parent under this Agreement of or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby.

ARTICLE XI
MISCELLANEOUS

Section 11.01         Notices. All notices and communications which are required or may be given to a Party hereunder shall be in writing, addressed as indicated below and shall be deemed to have been duly given upon the earliest of: (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if sent by email, with delivery receipt to sender or upon an affirmative reply by email by the intended recipient that such email was received, or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day:

if to Parent or Buyer, to:

c/o Select Energy Services, Inc.

1233 W Loop S, Suite 1400

Houston, TX 77027

Attention:  Adam R. Law

Email:          ALaw@selectenergy.com

with a copy to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention:  Stephen Gill

Email: sgill@velaw.com

if to Sellers, to:

c/o Basic Energy Services, Inc.

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

Attention:  Robert J. Reeb, III

Email:          RReeb@BasicES.com

with a copy to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention:  Rodney L. Moore

Email:          Rodney.Moore@weil.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:      Ray C. Schrock, P.C.

Sunny Singh

Email:              Ray.Schrock@weil.com

Sunny.Singh@weil.com

The Parties may change the identity, address and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 11.01.

Section 11.02         Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03         Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 11.04        Successors and Assigns/Liquidating Trust.

(a)           Subject to Section 11.04(b), the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of each other Party hereto; provided, however, that Sellers may assign their respective rights and obligations under this Agreement to any liquidating trust or other representative of Sellers created or appointed pursuant to a Bankruptcy Court order; provided, further, that Buyer may assign its rights and obligations under this Agreement to a Subsidiary, provided that no such transfer or assignment will release Buyer of its obligations hereunder or enlarge, alter or change any obligation of Sellers to Buyer; and provided, further, that Sellers may assign their respective rights under Section 6.03 to any Person to which any Stock Consideration is transferred.

(b)           If a Liquidating Trust is established, from and after the formation of the Liquidating Trust all rights and obligations of Sellers under this Agreement shall accrue to and be for the benefit of and shall be exercisable by the Liquidating Trust, as provided by any order of the Bankruptcy Court and the Liquidating Trustee shall be entitled to exercise all of the rights of Sellers under this Agreement.

Section 11.05        Governing Law. EXCEPT TO THE EXTENT THE MANDATORY PROVISIONS OF THE BANKRUPTCY CODE APPLY, THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION, TERMINATION, PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY CONFLICTS OF LAW OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

Section 11.06         Jurisdiction. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Transaction Documents (whether in contract or tort), exclusively in (a) the Bankruptcy Court so long as the Bankruptcy Cases remain open and (b) after the close of the Bankruptcy Cases, or in the event that the Bankruptcy Court determines that it does not have jurisdiction, the United States District Court for the Southern District of Texas in Harris County, Texas or any Texas state court sitting in Harris County, Texas (together with the Bankruptcy Court, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or any other Transaction Document or the Transactions (whether in contract or tort) (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.01.

Section 11.07        Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08        Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when all Parties shall have received a counterpart hereof signed by all of the other Parties. Until and unless all Parties have received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns prior to Closing; provided, however, (a) the Seller Indemnified Parties are intended to be, and shall be, third party beneficiaries of the rights of Seller Indemnified Parties specified in Article X, (b) the Seller Non-Party Group are intended to be, and shall be, third party beneficiaries of the rights of Seller Indemnified Parties specified in Section 10.02, (c) the Seller Non-Party Group and the Buyer Non-Party Group are intended to be, and shall be, third party beneficiaries of Section 10.06 and (d) third party acquirors of Excluded Assets pursuant to an Excluded Asset PSA are intended to be, and shall be, third party beneficiaries of the rights of third party acquirors of Excluded Assets pursuant to an Excluded Asset PSA specified in Section 5.03(e). From and after the establishment of the Liquidating Trust, the Liquidating Trustee shall be a third party beneficiary of Sellers’ rights under this Agreement.

Section 11.09         Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 11.10        Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and in lieu of each such invalid, void or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, void or unenforceable provision as may be valid, binding and enforceable.

Section 11.11         Specific Performance. Without limiting Sellers’ rights under Section 9.02(b), the Parties agree that, from and after Closing, irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement (without posting any bond or other undertaking) or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12     Certain Acknowledgements and Limitations.

(a)            Any and all duties and obligations which any Party may have to any other Party with respect to or in connection with this Agreement, the other Transaction Documents or the Transactions are limited to those specifically set forth in this Agreement and the other Transaction Documents. Neither the duties nor obligations of any Party, nor the rights of any Party, shall be expanded beyond the terms of this Agreement and the other Transaction Documents on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable or legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any Party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement and the other Transaction Documents, whether or not existing and whether foreseeable or unforeseeable. Each of the Parties acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of the other Party on the basis of any implied obligation or otherwise.

(b)            UNDER NO CIRCUMSTANCES SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE FOR ANY EXEMPLARY OR PUNITIVE DAMAGES FOR LIABILITIES ARISING OUT OF ANY ACTUAL, ALLEGED OR INTENTIONAL BREACH OF THIS AGREEMENT (EXCEPT TO THE EXTENT INDEMNIFIABLE PURSUANT TO ARTICLE X BECAUSE PAYABLE BY A SELLER INDEMNIFIED PARTY TO A THIRD PARTY).

Section 11.13     Disclosure Schedules. All references to Schedules and Disclosure Schedules in Article III or Article IV of this Agreement refer to Schedules contained in the Disclosure Schedule. The information in the Disclosure Schedule constitutes exceptions, qualifications and/or supplements to particular representations or warranties of Sellers or of Parent and Buyer (as applicable) as set forth in this Agreement. The Disclosure Schedule shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, outside the ordinary course of business of, or required to be disclosed by, Sellers or Parent and Buyer (as applicable) or constitutes a Seller Material Adverse Effect or a Parent Material Adverse Effect or Buyer Material Adverse Effect (as applicable). Capitalized terms used in the Disclosure Schedule that are not defined therein and are defined in this Agreement shall have the meanings given to them in this Agreement. The captions contained in the Disclosure Schedule are for the convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement. The statements in each Schedule of the Disclosure Schedule qualify and relate to the corresponding provisions in the Sections of this Agreement to which they expressly refer and to each other provision in this Agreement to which the applicability of a statement or disclosure in a particular Schedule of the Disclosure Schedule is reasonably apparent on its face.

Section 11.14     Preparation of Agreement. The Parties and their counsel have reviewed the provisions of this Agreement and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLERS:

BASIC ENERGY SERVICES, L.P.

By:	Basic Energy Services GP, LLC,
its general partner

By:	/s/ Keith L. Schilling
Name: Keith L. Schilling
Title: President and Chief Executive Officer

AGUA LIBRE MIDSTREAM LLC

By:	/s/ Keith L. Schilling
Name: Keith L. Schilling
Title: President and Chief Executive Officer

Signature page to
Asset Purchase Agreement

PARENT:

SELECT ENERGY SERVICES, INC.

By:	/s/ John Schmitz
Name: John Schmitz
Title: Chairman and Chief Executive Officer

BUYER:

SELECT ENERGY SERVICES, LLC

By:	SES Holdings, LLC,
its sole managing member

By:	Select Energy Services, Inc.,
its sole managing member

By:	/s/ John Schmitz
Name: John Schmitz
Title: Chairman and Chief Executive Officer

Signature page to
Asset Purchase Agreement

Exhibit A

(a)	Definitions.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations as promulgated thereunder.

“365 Contracts” means all Applicable Contracts and other executory contracts and unexpired leases to which a Seller is a party that relate to the Assets, in each case that may be assumed by one or more Sellers pursuant to section 365 of the Bankruptcy Code.

“Accounts Receivable” means all accounts receivable and any other unbilled revenue of Sellers that are current assets, as determined in accordance with GAAP, as of the Measurement Time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For such purposes, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allowance for Doubtful Accounts” means an amount equal to 2.5% multiplied by the aggregate amount of the Acquired Accounts Receivable.

“Alternative Transaction” means, subject to the Bid Procedures, (a) a sale, transfer or other disposition, directly or indirectly, of all or substantially all of the Assets (except any such sale, transfer or other disposition to the extent permitted by Section 5.01(b)(i)) to another buyer or buyers other than Buyer, (b) the consummation of any state court foreclosure action as to a material portion of the Assets or (c) successful credit bid transaction with respect to the Assets.

“Applicable Contracts” means (a) all Contracts to which a Seller is a party or is bound to the extent covering, attributable to or relating to any of the Assets or to which an Asset is subject or bound, (b) all Surface Leases, (c) all Rights of Way, (d) all contracts and agreements to which a Seller is a party establishing any SWD Land Rights (other than Surface Tracts) and Water Land Rights and (e) all Vehicle Finance Leases, including without limitation, in the case of clause (a) of this definition, those Contracts described on Annex H.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, order, injunction or judgment adopted or promulgated by a Governmental Authority (or under the authority of the New York Stock Exchange) that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Schedule 3.06 Consent” means any Consent set forth on Disclosure Schedule 3.06 relating to an Applicable Contract for which the counterparty’s consent to assignment would be required for such Applicable Contract to be assumed and assigned to Buyer, after giving effect to sections 365(c)(1) and 365(f)(1) of the Bankruptcy Code.

“Assigned Contracts” means the Desired 365 Contracts and all other Applicable Contracts that are not 365 Contracts (other than Excluded Assets).

“Assumed Liabilities” means:

(a)            all Liabilities under or associated with or appurtenant to the Assets to the extent related to periods from and after the Closing Date (other than Property Expenses for which the Purchase Price is increased pursuant to Section 2.04(a)), including without limitation all such Liabilities arising out of the operation and/or ownership of the Assets from and after the Closing Date;

(b)           all Customer Lienable Prepetition Accounts Payable;

(c)            all Assumed Postpetition Accounts Payable;

(d)           all asset retirement obligations related to the Assets;

(e)            all Liabilities associated with the Assets arising under Environmental Law, including with respect to Environmental Claims whether arising on, before or after the Closing Date, including without limitation those related to the control, storage, handling, transporting and disposing of or discharge of all materials, substances and wastes from the Assets, including produced water, hydrogen sulfide gas, drilling fluids, NORM and other wastes (but, for the avoidance of doubt, excluding any fines or penalties arising under or related to any such matters attaching to the Sellers as the owners or operators of the Assets prior to the Closing);

(f)            costs, expenses and Liabilities attributable to obligations to plug the SWD Wells or Water Wells, dismantle or decommission facilities associated with such SWD Wells or Water Wells, close pits associated with such SWD Wells and restore the surface around such SWD Wells or Water Wells, facilities and pits;

(g)           all Liabilities with respect to the Cure Costs required to be paid by Buyer in accordance with Section 5.02(g);

(h)            all payroll obligations (include applicable payroll taxes) to the Continuing Employees incurred in the ordinary course and related to any incomplete payroll period between (x) the end of the final full payroll period prior to the Closing and (y) the Closing Date and not otherwise paid by Sellers prior to the Closing Date;

(i)             all Liabilities required to be assumed by Buyer pursuant to Section 7.05; and

(j)             all indebtedness for borrowed money and other obligations evidenced by notes, bonds, debentures or similar instruments, in each case that is described on Schedule 1.01 (the “Assumed Indebtedness”).

“Assumed Postpetition Accounts Payable” means all accounts payable (as determined in accordance with GAAP) related to the Business or attributable to the Assets (but excluding any intercompany payables or accounts payable to any Affiliate of Sellers) that are incurred in the Ordinary Course of Business from the Petition Date until the Measurement Time and remain outstanding as of the Measurement Time and that Buyer elects to assume by delivery of a written notice to Sellers.

“Auction” means the auction for the sale of the Assets, if any, to be conducted in accordance with the Bid Procedures.

“Avoidance Action” means any claim, right or cause of action of Sellers arising under chapter 5 of the Bankruptcy Code and any analogous state or federal statutes and common law relating to the Assets, the Purchased Contracts and the Assumed Liabilities.

“Back-up Bidder” has the meaning set forth in the Bid Procedures Order.

“Back-up Termination Date” means the first to occur of (a) sixty (60) days after the entry of the order of the Bankruptcy Court approving an Alternative Transaction with a Successful Bidder other than Buyer or (b) consummation of an Alternative Transaction with the Successful Bidder (other than Buyer) at the Auction.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Bankruptcy Cases from time to time.

“Basic Parent” means Basic Energy Services, Inc., a Delaware corporation.

“Bid Procedures” means the Bidding Procedures, substantially in the form attached as Exhibit 1 to the Bid Procedures Order, with such changes, if any, as shall be reasonably acceptable in form and substance to Buyer and Sellers.

“Bid Procedures Order” means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit I, with such changes, if any, as shall be reasonably acceptable in form and substance to Buyer and Sellers.

“Business” means the business as conducted by Sellers with the Assets prior to and after the Petition Date.

“Business Day” means any day, excluding Saturdays, Sundays or legal holidays, on which commercial banks are open for business in New York, NY.

“Buyer Fundamental Representations” means the representations and warranties of Parent and Buyer contained in Section 4.04, Section 4.08, Section 4.09 and Section 4.13.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the Transactions or to perform its obligations hereunder and under the other Transaction Documents to which it is or will be a party.

“Buyer Taxes” means any Taxes that are allocable to (or otherwise payable by) Buyer pursuant to Section 7.06(a) and Section 7.06(b).

“Buyer’s Knowledge” means the actual knowledge of Chris George, John Schmitz (after consultation with Adam Law), Michael Skarke and Nick Swyka.

“Claim” means a claim against any Seller as defined in Bankruptcy Code section 101(5).

“Closing Date” means the date of the Closing.

“Closing Date Cash Consideration” means the Closing Date Adjusted Purchase Price minus the Escrow Funds, minus $5,000,000.

“COBRA” means the continuation coverage requirements of sections 601 et seq. of the Employee Retirement Income Security Act of 1974 and section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement between Parent and Basic Parent, dated effective as of June 17, 2021.

“Contract” means any contract or agreement, but excluding, however, (a) any lease, easement, right-of-way (including any Surface Leases and Rights of Way) or other instrument, in each case, creating any real property interests, or (b) any Permit.

“Customer Lienable Prepetition Accounts Payable” means all accounts payable (as determined in accordance with GAAP) related to the Business or attributable to the Assets (but excluding any intercompany payables or accounts payable to any Affiliate of Sellers) that are outstanding as of the Petition Date and remain outstanding as of the Measurement Time and with respect to which the payees thereof have valid rights to assert or have asserted mechanics’ liens against customers of Sellers.

“Deposit Escrow Agreement” means that certain Escrow Agreement dated as of the Execution Date, by and among Sellers, Buyer and the Escrow Agent.

“Designation Deadline” means 5:00 p.m. (Central Prevailing Time) on the date that is two (2) days prior to the date of the Auction, or such later date as Buyer and Sellers shall mutually agree and, if applicable, as the Bankruptcy Court may authorize.

“Disclosure Schedule” means the letter dated as of the Execution Date, executed by the Parties on the Execution Date in connection with the execution and delivery of this Agreement, which letter is identified therein as the Disclosure Schedule for purposes of this Agreement.

“Environmental Claim” means any affirmative obligation to affect cleanup or remediation under, or resolve noncompliance with, any Environmental Law and any Liability associated with or arising therefrom.

“Environmental Law” means any Applicable Law or any binding agreement with any Governmental Authority relating to the protection of occupational or human health and safety (to the extent relating to exposure to Hazardous Substances), the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), protection of natural resources, endangered, threatened or candidate species, biological or cultural resources, the release into the indoor or outdoor environment of pollutants, contaminants, wastes, chemicals, or toxic or other hazardous substances (or the cleanup thereof) or concerning the exposure to, or the generation, storage, transportation, disposal, Release or remediation of any Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other salt water disposal well operators or recommended, but not required, by a Governmental Authority.

“Environmental Permit” means any Permit issued pursuant to or otherwise required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” means the escrow account established pursuant to the Deposit Escrow Agreement.

“Escrow Agent” means that certain Third Party that is a party, as escrow agent, to the Deposit Escrow Agreement.

“Excess Cure Costs” means, with respect to any individual 365 Contract, the amount of Cure Costs with respect to such 365 Contract that exceeds the amount set forth on the 365 Schedule for such 365 Contract multiplied by 110%; provided that, Excess Cure Costs shall not include any Customer Lienable Prepetition Accounts Payable and nothing in this definition or this Agreement shall limit or otherwise affect the obligation of Buyer to assume all Customer Lienable Prepetition Accounts Payable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Records” means any items, including items referenced in the definition of “Data,” that are (a) Tax records of Sellers (other than copies of Tax records as described in Section 2.01(i)), (b) not transferable without payment of additional consideration (unless Buyer has agreed in writing to pay such additional consideration) or that Sellers and their Affiliates would not be able to otherwise compile and prepare for transfer using commercially reasonable efforts, (c) e-mails or other electronic files on Sellers’ or their Affiliates’ servers and networks, (d) employee files and personnel records not involving any Continuing Employee, (e) legal records and legal files of Sellers, (f) all work product of and attorney-client communications with Sellers’ legal counsel or any other documents or instruments that may be protected by an attorney-client privilege (but excluding any title opinions), (g) economic projections, (h) data, correspondence, materials, documents, descriptions or records relating to the Auction, marketing, sales negotiation or sale of any of the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person, (i) correspondence between or among any Seller or its Affiliate or their respective representatives, and any prospective purchaser other than Buyer, and correspondence between any Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers or the Transactions, or (j) originals of the Data that relate to both the Assets and any Excluded Assets (but that relate primarily to any Excluded Assets) (provided that Buyer shall be provided a copy of such Data as contemplated by Section 2.01(i)) and copies of all other Data.

“Existing Letters of Credit” means all performance bonds, surety bonds, letters of credit, guarantees, security deposits and similar assurances in effect as of the Execution Date that relate to the Assets.

“Expenses” means any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements incident to the foregoing.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (a) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended and (b) with respect to which no stay shall be in effect.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental unit, authority, department, court, administrative body, agency or official, including any political subdivision thereof, or any tribal authority.

“Hazardous Substances” means any pollutant, contaminant, waste, chemical, chemical compound, substance or material or any toxic, radioactive, infectious, carcinogenic, flammable ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls, toxic mold, radon gas, radioactive materials, crude oil or any fraction thereof, all forms of natural gas, and petroleum, its derivatives, by-products and other hydrocarbons, per and polyfluoroalkyl substances and any substance, waste or material regulated under any Environmental Law.

“Indemnified Party” means a Party entitled to, or seeking to assert rights to, indemnification under Article X, whether on behalf of itself or, with respect to Sellers, any of the Seller Indemnified Parties.

“Indemnifying Party” means a Party from whom indemnification is sought under Article X by an Indemnified Party.

“Intellectual Property” means (a) inventions and invention disclosures; (b) patents and patent applications (including statutory invention registrations) or utility models (whether or not filed); (c) trademarks, service marks, logos, trade dress, trade names, domain names, and other indicia of commercial source or origin, including registrations and applications for registration thereof and goodwill associated with any of the foregoing (collectively, “Trademarks”); (d) copyrights (whether registered or unregistered) and other works of authorship (whether or not published) including registrations and applications for registration thereof; (e) trade secrets, know-how, software, formulae, customer lists, manufacturer lists, data (including seismic data), processes, protocols, specifications, analyses, plans, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as notebooks, samples, studies and summaries); and (f) other intellectual property.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, loss, claim, deficiency, or guaranty of or by any Person of any types, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.

“Lien” means, with respect to any property or asset, any mortgage, lien, interest pledge, charge, security interest, or encumbrance, easement, servitude, transfer restriction, mechanics’ lien, materialman’s lien, statutory lien or right, and any other consensual or non-consensual lien, whenever granted and including without limitation those charges or interests in property within the meaning of “lien” under section 101(37) of the Bankruptcy Code.

“Liquidating Trust” means a liquidating or similar trust as may be established with respect to Sellers’ estates in conjunction with the Bankruptcy Cases.

“Liquidating Trustee” means the trustees or other representative of the Liquidating Trust.

“Measurement Time” means 11:59 p.m. on the date immediately prior to the Closing Date.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“Net Working Capital” means (x) the amount of the Acquired Accounts Receivable minus (y) the Allowance for Doubtful Accounts minus (z) the lesser of (i) the sum of (A) $2,000,000 plus (B) the amount (if any) by which the Customer Lienable Prepetition Accounts Payable exceeds $2,000,000 and (ii) the sum of (A) the Customer Lienable Prepetition Accounts Payable plus (B) the Assumed Postpetition Accounts Payable (if any); provided that, for purposes of the determining “Net Working Capital,” Cure Costs to be paid by Buyer pursuant to this Agreement shall be excluded from the amount of Customer Lienable Prepetition Accounts Payable and the amount of Assumed Postpetition Accounts Payable.

“Net Working Capital Adjustment” means (a) if the Net Working Capital exceeds the Target Working Capital, the amount, if any, by which the Net Working Capital exceeds the Target Working Capital, which amount shall be expressed as a positive number; (b) if the Net Working Capital is less than the Target Working Capital, the amount, if any, by which the Target Working Capital exceeds the Net Working Capital, which amount shall be expressed as a negative number; or (c) if the Net Working Capital is equal to the Target Working Capital, zero.

“Non-Income Tax” means any Tax other than U.S. federal income Tax, and income, franchise, capital gains, or similar Tax imposed by any U.S. state or local jurisdiction (including the Texas Margin Tax), but including, for the avoidance of doubt, any property Tax, severance Tax, production Tax or sales and use Tax.

“Ordinary Course of Business” means the ordinary course of business of Sellers, consistent in all material respects with past custom and practice of Sellers, including changes in response to the COVID-19 pandemic and the governmental actions related thereto. Without limiting the effect of the foregoing, the term “Ordinary Course of Business” as used herein shall be no broader than the term “ordinary course of business” as used in section 363 of the Bankruptcy Code.

“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, bylaws, certificate of formation or organization, partnership agreement, operating agreement, limited liability company agreement or any other similar organizational documents of such Person.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2020 included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2020.

“Parent Class A Common Stock” means the Class A common stock, $0.01 par value per share, of Parent.

“Parent Class A-2 Common Stock” means the Class A-2 common stock, $0.01 par value per share, of Parent.

“Parent Class B Common Stock” means the Class B common stock, $0.01 par value per share, of Parent.

“Parent Common Stock” means collectively, the Parent Class A Common Stock, the Parent Class A-2 Common Stock and the Parent Class B Common Stock.

“Parent Contract” means any Contract: (a) to which any of the Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any obligation; or (c) under which any of the Parent Entities has any right or interest.

“Parent Entity” means (a) Parent and (b) each of Parent’s Subsidiaries.

“Parent Equity Plans” means any equity or equity-based incentive plan or arrangement of Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Parent Entities, considered as a whole, or (b) the ability of Parent to consummate the Transactions or to perform its obligations hereunder and under the other Transaction Documents to which it is or will be a party; provided that any such material adverse effect that results from any of the following matters shall not be taken into account in determining whether a material adverse effect has occurred under clause (a) of this definition: (i) entering into this Agreement or the announcement of the Transactions; (ii) changes in financial or securities markets generally; (iii) changes in general economic or political conditions in the United States or worldwide; (iv) changes in conditions or developments generally applicable to the oil and gas industry in the area in which the Parent Entities operate, including, but not limited to, changes in the market price of oil, natural gas or other hydrocarbon products or changes in general market prices in the produced water disposal, gathering and/or transportation industry generally; (v) acts of God, including hurricanes, storms or other naturally occurring events; (vi) acts or failures to act of Governmental Authorities; (vii) actions taken or omissions made after the Execution Date at the written request of Sellers; (viii) any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or hostilities, terrorist activities or war or any similar disorder and, in each case, governmental actions related thereto; and (ix) any change in laws or in GAAP and any interpretations thereof from and after the Execution Date.

“Parent Option” means an option to acquire share of Parent Common Stock granted by Parent pursuant to a Parent Equity Plan.

“Parent Preferred Stock” means the preferred stock, $0.01 par value per share, of Parent.

“Parent RSU” means a restricted stock unit issued by Parent pursuant to a Parent Equity Plan.

“Parent Warrants” means warrants to purchase share of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested).

“Permits” means all governmental (whether federal, state or local) permits, licenses, franchises, certificates, approvals or other similar authorizations.

“Person” means any person, entity or Governmental Authority of any nature whatsoever, specifically including an individual, firm, company, corporation, partnership, trust, joint venture, association, joint stock company, limited liability company, estate, unincorporated organization or other entity or organization.

“Petition Date” means the date of commencement of the Bankruptcy Cases.

“Plan” means, if applicable, the joint plan of reorganization of Sellers under chapter 11 of the Bankruptcy Court with respect to the Bankruptcy Cases.

“Proceeding” means any action, claim, demand, audit, hearing, complaint, investigation, litigation, or suit commenced, brought, conducted, or heard by or before any Governmental Authority.

“Properties” means the lands covered by the SWD Land Rights, the Water Land Rights, the Surface Tracts, the Surface Leases and the Rights of Way.

“Property Agreements” means the Surface Leases, the Right-of-Way Agreements and any other real property leases, licenses, subleases, rental or occupancy agreements, concessions and other agreements (written or oral) pursuant to which any Seller holds any of the Assets constituting interests in real property.

“Property Expenses” means all expenses, charges, capital expenses, development expenses, drilling expenses, workover expenses that are attributable to the ownership, maintenance and operation of Sellers’ interest in the Assets during the period in question (other than Taxes).

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Release” means releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, pouring, emitting, escaping, emptying, seeping, placing, migrating and the like into or upon any land or water or air or otherwise entering into the environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, members, managers, partners, investment bankers, attorneys, accountants, consultants or other advisors, agents or representatives of such Person, when acting in such capacity on behalf of such Person.

“Sale Hearing” has the meaning set forth in the Bid Procedures Order.

“Sale Order” means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit J, approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Sellers to consummate the Transactions, with such changes, if any, as shall be reasonably acceptable in form and substance to Buyer and Sellers.

“SEC” means the United States Securities and Exchange Commission.

“Seller Fundamental Representations” means the representations and warranties of Sellers contained in Section 3.15, Section 3.16, Section 3.17.

“Seller Material Adverse Effect” means a material adverse effect on (a) the ownership, operation, financial condition or value of the Assets, considered as a whole, or (b) the ability of either Seller to perform its respective obligations under the Transaction Documents or consummate the Transactions; provided that any such material adverse effect that results from any of the following matters shall not be taken into account in determining whether a material adverse effect has occurred under clause (a) of this definition: (i) entering into this Agreement or the announcement of the Transactions; (ii) changes in financial or securities markets generally; (iii) changes in general economic or political conditions in the United States or worldwide; (iv) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located, including, but not limited to, changes in the market price of oil, natural gas or other hydrocarbon products or changes in general market prices in the produced water disposal, gathering and/or transportation industry generally; (v) acts of God, including hurricanes, storms or other naturally occurring events; (vi) acts or failures to act of Governmental Authorities; (vii) matters disclosed on any Exhibit or Annex or in the Disclosure Schedule; (viii) actions taken or omissions made after the Execution Date as permitted under this Agreement or with the express written consent of Parent or Buyer; (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or hostilities, terrorist activities or war or any similar disorder and, in each case, governmental actions related thereto; (x) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement, including matters to the extent a purchase price adjustment is provided for under this Agreement; (xi) any change in laws or in GAAP and any interpretations thereof from and after the Execution Date; (xii) Casualty or Condemnation Loss; (xiii) the commencement or pendency of the Bankruptcy Cases; (xiv) the departure of officers, managers or directors of Sellers after the Execution Date; (xv) any objections in the Bankruptcy Court to (A) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (B) the reorganization of any Seller and any related plan of reorganization or disclosure statement, (C) the Bid Procedures or the sale motion or (D) the assumption or rejection of any Purchased Contract; and (xvi) any order of the Bankruptcy Court (except any such order that would preclude or prohibit Sellers from consummating the Transactions) or any actions or omissions of Sellers in compliance therewith.

“Sellers’ Knowledge” means the actual knowledge of Keith Schilling (after consultation with Robby Reeb), Adam Hurley, James Newman, Brandon McGuire and Matthew Kilker.

“Stock Consideration” means 902,593 shares of Parent Class A Common Stock; provided that, if, between the Execution Date and the Closing, the Parent Class A Common Stock shall have been changed into a materially different number of shares or different class solely by reason of any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, the Stock Consideration shall be appropriately adjusted to provide to Sellers the same economic effect as contemplated by this Agreement prior to such event.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Successful Bidder” has the meaning set forth in the Bid Procedures Order.

“Target Working Capital” means $5,000,000.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing by reason of a contract, assumption, transferee or successor liability, operation of law or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” has the meaning set forth in the definition of Tax.

“Third Party” means any Person other than a Party or its Affiliates.

“Transaction Documents” means this Agreement, the Assignment and Bill of Sale, the Assumption Agreement, the Surface Deeds, the IP Assignment Agreement, any other agreement between or among Parent, Buyer and any Seller that expressly states that it constitutes a Transaction Document for purposes of this Agreement, and all other agreements, documents and instruments entered into by Parent and/or Buyer, on the one hand, and a Seller, on the other hand, as of or after the Execution Date and at or prior to Closing in connection with the transactions contemplated hereby (as each such document, agreement and instrument may be amended, supplemented or modified).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of Assets for the Purchase Price and the assumption of the Assumed Liabilities in accordance with this Agreement and the other Transaction Documents.

“Transfer Agent” means Broadridge Financial Solutions, Inc.

“Willful Breach” means, with respect to any Party, that such Party knowingly does one or more of the following: (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material pre-Closing covenant, obligation or agreement applicable to such Party, or (b) such Party willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct in all material respects after the Execution Date and prior to the Closing Date. For clarity, if a Party is obligated hereunder to use its commercially reasonable efforts to perform an action or to achieve a result, the failure to use such commercially reasonable efforts would constitute a willful and intentional breach of this Agreement.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
365 Schedule	5.02(a)
Accounting Firm	7.06(c)
Accrued PTO	7.05(f)
Acquired Accounts Receivables	2.04(e)
Adjusted Purchase Price	2.03
Aggregate Cap	10.02(b)
Agreement	Preamble
Agua Libre	Preamble
Allocation	7.06(c)
Assets	2.01
Assignment and Bill of Sale	2.05(c)(i)
Assumed Indebtedness	Exhibit A – within “Assumed Liabilities”
Assumption Agreement	2.05(c)(iii)
Audit Fees	2.06(f)
Bankruptcy Cases	Recitals
Basic	Preamble
Bid Procedures Motion	7.02(b)
Break-Up Fee	9.03(a)
Buyer	Preamble
Buyer Non-Party Group	10.07
Cap	10.02(b)
Cash Consideration	2.03
Casualty or Condemnation Loss	7.09(a)
Chosen Courts	11.06
Closing	2.05
Closing Amount Excess	2.07(a)
Closing Amount Shortfall	2.07(b)
Closing Date Adjusted Purchase Price	2.04(e)(i)
Closing Statement	2.04(e)(i)
Compensation Schedule	3.12(a)
Consent	3.06
Consent Notice	2.12
Continuing Employee	7.05(b)
Cure Costs	5.02(a)
Data	2.01(i)
Desired 365 Contracts	5.02(b)
Employment Offer	7.05(a)
End Date	9.01(b)
End of Suspension Notice	6.03(e)

Term	Section
Equitable Limitations	3.03
Escrow Cash Shortfall	2.07(a)
Escrow Funds	2.09(a)
Excess Recovery Amount	7.08
Excluded Asset PSA	5.03(e)
Excluded Assets	2.02
Excluded Liabilities	2.05(b)
Execution Date	Preamble
Expense Reimbursement	9.03(a)
Final Settlement Statement	2.06(a)
Form S-1 Shelf	6.03(a)
Shelf Registration Statement	6.03(a)
Indemnification Claim	10.03(a)
IP Assignment Agreement	2.05(c)(ix)
Loss	10.02(a)
Losses	10.02(a)
Material Contract	3.05(a)
Objection Notice	2.06(c)
Office Equipment	2.01(m)
Operator Forms	2.05(c)(ii)
Parent	Preamble
Parent Reports	4.05(a)
Party	Preamble
Parties	Preamble
Phase I Assessment	5.03(b)
Post-Closing Consent Period	2.12(c)
Potential Bidder	7.02(f)
Preferential Purchase Rights	3.15
Prorated Expense Items	2.04(d)(ii)
Purchase Price	2.03
Purchased Contracts	2.01(h)
Referee	2.06(d)
Registrable Securities	6.03(a)
Replacement Letters of Credit	7.08
Required Consent	2.12(a)
Rights of Way	2.01(e)
Right-of-Way Agreements	2.01(e)
Rule 144	6.04
Schedule Update Notice	7.07
Seller	Preamble
Sellers	Preamble
Seller Employee	3.12(a)
Seller Indemnified Parties	10.02(a)
Seller Non-Party Group	10.07

Term	Section
Surface Deeds	2.05(c)(iv)
Surface Leases	2.01(d)
Surface Tracts	2.01(c)
Survival Date	10.01(b)
Suspension Event	6.03(e)
Suspension Notice	6.03(e)
SWD Land Rights	2.01(a)
SWD Wells	2.01(a)
Taxing Authority	Exhibit A – within “Tax”
Trademarks	Exhibit A – within “Intellectual Property”
Transfer Taxes	7.06(b)
Transferred Intellectual Property	3.09
Vehicles	2.01(j)
Vehicle Finance Leases	2.01(j)
Water Land Rights	2.01(a)(ii)
Water Wells	2.01(a)(ii)

(c)	References and Rules of Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein and defined herein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. The word “or” will have the inclusive meaning represented by the phrase “and/or.” The phrase “and/or” when used in a conjunctive phrase, shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them. “Shall” and “will” have equal force and effect. The word “extent” in the phrase “to the extent” shall mean the degree or proportion to which a subject or other things extends, and such phrase shall not mean simply “if.” References to any date shall mean such date in Fort Worth, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Fort Worth, Texas. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

Exhibit B

ASSIGNMENT AND BILL OF SALE

[Omitted]

Exhibit C

ASSUMPTION AGREEMENT

[Omitted]

Exhibit D

SURFACE DEED

[Omitted]

Exhibit E

SELLER CERTIFICATES

[Omitted]

Exhibit F

SELLER FIRPTA CERTIFICATE

[Omitted]

Exhibit G

IP ASSIGNMENT AGREEMENT

[Omitted]

Exhibit H

BUYER CERTIFICATE

[Omitted]

Exhibit I

BID PROCEDURES ORDER

[Omitted]

Exhibit J

SALE ORDER

[Omitted]